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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of December 15, 2004, by and among Sprint Corporation, a Kansas corporation ("Sprint"), Nextel Communications, Inc., a Delaware corporation ("Nextel"), and S-N Merger Corp., a Delaware corporation wholly owned by Sprint ("Merger Sub").

                                    RECITALS


      A. The Boards of Directors of Sprint, Merger Sub and Nextel have determined that it is in the best interests of their respective companies and their stockholders to enter into a business combination pursuant to the terms and subject to the conditions set forth herein, and have approved this Agreement and the Merger (as defined below);

      B. This Agreement contemplates (1) the merger of Nextel with and into Merger Sub (the "Merger"), and (2) the conversion of the capital stock of Nextel into the right to receive capital stock of Sprint;

      C. Sprint and Nextel intend, promptly after the Effective Time (as defined in Section 1.2), to separate the incumbent local exchange carrier business (the "ILEC Business") of the Resulting Company (as defined in Section 1.1) from the other businesses of the Resulting Company pursuant to a spin-off of the entity or entities engaged in the ILEC Business to stockholders of Sprint, post-Merger, pursuant to Section 5.1(b) and in a manner that qualifies for the Intended Tax Treatment (as defined in Section 6.1(c)) (such transaction, the "ILEC Separation");

      D. For federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

      E. It is intended that Sprint will be treated as the acquiring entity for accounting purposes; and

      F. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the ILEC Separation and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, the parties agree as follows:

                              ARTICLE I THE MERGER

      1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of Delaware (the "DGCL"), at the Effective Time, Nextel will merge with and into Merger Sub. Following the Effective Time, the separate corporate existence of Nextel will cease, and Merger Sub will
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continue as the surviving company (the "Surviving Company" and, together with
Sprint and their respective Subsidiaries (as defined in Section 3.2(c)), the "Resulting Company") in the Merger and will succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Nextel in accordance with the DGCL.

            (b) In connection with the Merger, Sprint will reserve, prior to the Merger and after approval by the stockholders of Sprint of the Charter Amendment (as defined in Section 3.3), a sufficient number of shares of Sprint Series 1 FON common stock, which will be redesignated Sprint Series 1 common stock pursuant to the Charter Amendment (the "Sprint Series 1 Common Stock"), Sprint non-voting common stock (the "Sprint Non-Voting Common Stock") and Sprint zero coupon convertible preferred stock (the "Sprint Mirror Preferred Stock") to permit the issuance of shares of (i) Sprint Series 1 Common Stock to the holders of Class A common stock of Nextel (the "Nextel Class A Common Stock"), (ii) Sprint Non-Voting Common Stock to the holder(s) of Class B non-voting common stock of Nextel (the "Nextel Class B Common Stock" and, collectively with the Nextel Class A Common Stock, the "Nextel Common Stock"), and (iii) Sprint Mirror Preferred Stock to the holders of Zero Coupon Convertible Preferred Stock due 2013 of Nextel (the "Nextel Preferred Stock" and, collectively with the Nextel Common Stock, the "Nextel Capital Stock"), in each case issued and outstanding immediately prior to the Effective Time in accordance with the terms of this Agreement.

      1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (as defined in Section 9.1), (a) the parties will file with the Delaware Secretary of State a Certificate of Merger (the "Certificate of Merger") with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State, or at such subsequent date or time as Sprint and Nextel may agree and specify in the Certificate of Merger (the time that is the effective time of the Merger being hereinafter referred to as the "Effective Time").

      1.3 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in DGCL Section 259.

      1.4 Conversion of Nextel Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Nextel or the holder of any of the following securities:

            (a) Subject to Sections 1.4(e), 2.3 and 2.4, each share of Nextel Class A Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 1.28 shares (the "Exchange Ratio") of Sprint Series 1 Common Stock (together with the associated preferred share purchase rights ("Sprint Stockholder Rights") attached thereto issued pursuant to the Second Amended and Restated Rights Agreement, dated as of March 16, 2004, as further amended (the "Sprint Rights Agreement"), between Sprint and UMB Bank, N.A., as rights agent) and (ii) an amount in cash equal to 0.02 (the "Cash Ratio") multiplied by the average of the


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per share closing sales price of shares of Sprint Series 1 Common Stock on The
New York Stock Exchange ("NYSE") Composite Transactions Reporting System (as reported in The Wall Street Journal (Northeast Edition)) during the 20 trading day period on the NYSE ending on (and including) the Closing Date (the "Per Share Cash Amount"); provided that both the Exchange Ratio and the Per Share Cash Amount with respect to shares of Nextel Capital Stock described in Section 1.4(a) and 1.4(b) will be proportionally adjusted as of the Effective Time in accordance with Section 1.4(f) so that, subject to the Cash Limit (defined below), the sum of the Exchange Ratio and the Cash Ratio will be 1.3.

            (b) Subject to Sections 1.4(e), 2.3 and 2.4, each share of Nextel Class B Common Stock issued and outstanding immediately prior the Effective Time will be converted into the right to receive (i) a number of shares of Sprint Non-Voting Common Stock calculated using the Exchange Ratio (together with the associated Sprint Stockholder Rights attached thereto issued pursuant to the Sprint Rights Agreement) and (ii) an amount equal to the Per Share Cash Amount.

            (c) Subject to Section 1.4(e) and 2.4, each share of Nextel Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Sprint Mirror Preferred Stock having substantially the same terms as the share of Nextel Preferred Stock so converted. The shares of Sprint Series 1 Common Stock, Sprint Non-Voting Common Stock, Sprint Mirror Preferred Stock and the aggregate Per Share Cash Amounts to be issued or paid to holders of Nextel Capital Stock pursuant to this Agreement, together with any cash in lieu of fractional shares pursuant to Section 2.3, are referred to herein as the "Merger Consideration."

            (d) All of the shares of Nextel Capital Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.4 will no longer be outstanding, will automatically be canceled and retired and will cease to exist as of the Effective Time, and (i) each certificate previously representing any such shares of Nextel Common Stock (each, a "Certificate") will thereafter represent only the right to receive (A) the number of shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock and the aggregate Per Share Cash Amounts into which such Nextel Common Stock has been converted pursuant to Section 1.4(a) or (b), as applicable, and (B) cash in lieu of fractional shares pursuant to Section 2.3 and (ii) each certificate previously representing any such shares of Nextel Preferred Stock will not be exchanged and will thereafter represent the number of shares of Sprint Mirror Preferred Stock into which such Nextel Preferred Stock has been converted pursuant to Section 1.4(c). Certificates previously representing shares of Nextel Common Stock will be exchanged for certificates representing whole shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock and the aggregate Per Share Cash Amounts and any other cash in lieu of fractional shares issued in consideration therefor, in accordance with this Article I, upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the number of outstanding shares of any class or series of Nextel Common Stock or Sprint Series 1 Common Stock has been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization,


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recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the Merger Consideration.

            (e) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Nextel Capital Stock that are owned by Sprint or Nextel or any of their respective Subsidiaries will be canceled and retired and will cease to exist, and no stock of Sprint and no other consideration will be delivered in exchange therefor.

            (f) Both the Exchange Ratio and the Per Share Cash Amount with respect to shares of Nextel Capital Stock described in Section 1.4(a) and
Section 1.4(b) will be adjusted as of the Effective Time so that, upon completion of the Merger, the former holders of Nextel capital stock own, in the aggregate and at the Effective Time, capital stock of Sprint representing the maximum amount that does not exceed either 49.9% of the total combined voting power of all classes of Sprint capital stock entitled to vote or 49.9% of the total value of shares of all classes of Sprint capital stock (the "Exchange Ratio Adjustment"), in each case as determined under Section 355(e) of the Code, including by reference to any applicable regulation, ruling, pronouncement or other administrative guidance from the Internal Revenue Service or the U.S. Treasury, and in each case taking into account (i) the number and voting rights of the shares of Sprint and Nextel capital stock actually outstanding, for U.S. federal income tax purposes, at the Effective Time (excluding shares of Sprint capital stock held by or on behalf of Sprint or any of the Sprint Subsidiaries, including pursuant to a "rabbi trust" arrangement), (ii) any restrictions on the transfer of those shares, pursuant to the terms of those shares or by contract, in effect at the Effective Time, (iii) any change in Law or official or unofficial administrative guidance from the Internal Revenue Service or the U.S. Treasury, and (iv) any change in a material fact (including either party's knowledge of preexisting facts), or a new relevant fact, occurring prior to the Effective Time, provided, that the Exchange Ratio Adjustment will be subject to further adjustment to the extent (and only to the extent) necessary to obtain the confirmation of Sprint and Nextel (after consultation with outside counsel) that based on all the facts and circumstances existing at the Effective Time, the Exchange Ratio Adjustment has been calculated so that there has not been an acquisition of a 50% or greater interest in Sprint within the meaning of Section 355(e) of the Code and that Section 355(e)(1) of the Code will therefore not apply to the ILEC Separation. Sprint and Nextel agree that they will cooperate to cause a preliminary calculation of the Exchange Ratio Adjustment to be prepared at a date that is anticipated to be 30 days prior to the Effective Time, as reasonably agreed by the parties, and will, thereafter, cooperate to cause such calculation to be updated frequently to reflect the expected calculation of the Exchange Ratio Adjustment at the Effective Time.

            (g) Notwithstanding anything in this Agreement to the contrary, the aggregate Per Share Cash Amounts payable by Sprint pursuant to this Article I will not exceed $2,800,000,000 (the "Cash Limit"). Subject to the final sentence of this Section 1.4(g), if, absent this Section 1.4(g), the aggregate Per Share Cash Amounts payable by Sprint pursuant to this Article I would exceed the Cash Limit, the Per Share Cash Amount will be decreased to the extent necessary so that the aggregate Per


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Share Cash Amounts payable under this Article I do not exceed the Cash Limit. In such event, the Exchange Ratio will nevertheless be adjusted as provided in this
Section 1.4, without regard to this Section 1.4(g). Notwithstanding the foregoing, if as a result of Section 1.4(f)(iii) the Per Share Cash Amount that would otherwise be determined pursuant to Section 1.4(f) would be decreased pursuant to this Section 1.4(g), then the Exchange Ratio will equal 1.3 and the Per Share Cash Amount will equal zero, and the parties will not be obligated to pursue the ILEC Separation.

            (h) As used in this Agreement, the term "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      1.5 Nextel Options; Other Nextel Stock-Based Awards. (a) As soon as practicable following the date of this Agreement, Nextel will take such actions so that the Nextel Board (as defined in Section 4.3) or, if appropriate, any committee thereof administering the equity-based compensation plans identified on Section 4.11(a) of the Nextel Disclosure Schedule (the "Nextel Stock Plans") adopts such resolutions and takes such other actions (including obtaining any required consents) as may be required to provide that each option to purchase shares of Nextel Common Stock (a "Nextel Stock Option") that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of Sprint Series 1 Common Stock equal to the number of shares of Nextel Common Stock subject to such Nextel Stock Option multiplied by the Option Exchange Ratio (as defined below) (rounded to the nearest whole share), at an exercise price per share of Sprint Series 1 Common Stock equal to the exercise price per share of Nextel Common Stock under such Nextel Stock Option divided by the Option Exchange Ratio (rounded to the nearest whole cent), and otherwise having the same terms and conditions as were applicable under such Nextel Stock Option immediately prior to the Effective Time (each, a "Nextel Rollover Option"). For purposes of this Agreement, the term "Option Exchange Ratio" means 1.3.

            (b) (i) Upon written notice from Sprint at least 30 days prior to the Effective Time, Nextel will take such actions so that the committee of the Nextel Board administering the Nextel Associate Stock Purchase Plan (the "Nextel SPP") adopts such resolutions and takes such other actions as may be required to
(i) cause the purchase period in effect under the Nextel SPP on the day prior to the Effective Time to end on such day (the "Nextel SPP Exercise Day"), and to cause all then outstanding rights thereunder to acquire Nextel Class A Common Stock to be exercised for the purchase of shares of Nextel Class A Common Stock on the Nextel SPP Exercise Day pursuant to the terms of the Nextel SPP, (ii) ensure that the shares of Nextel Class A Common Stock so purchased are treated in accordance with Section 1.4 in the same manner as other outstanding shares of Nextel Class A Common Stock issued and outstanding immediately prior to the Effective Time, and (iii) terminate the Nextel SPP at the Effective Time. Any funds contributed to the Nextel SPP that have not been used to purchase shares of Nextel Class A Common Stock as described in the preceding


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sentence will be returned, in cash, to participants in the Nextel SPP as soon as administratively feasible after such termination, in accordance with Section
5(c) thereof. In connection with the foregoing, Sprint will take such actions so that the Sprint Board (as defined in Section 3.3) or, if appropriate, the committee thereof administering the Sprint Employee Stock Purchase Plan (the "Sprint SPP") adopts such resolutions and takes such other actions as may be required to cause Nextel employees to be eligible to participate in and contribute to the Sprint SPP immediately following the Effective Time, with the same rights and privileges thereunder as Sprint employees; and Nextel will take all actions reasonably requested by Sprint to distribute participation elections and related materials for the Sprint SPP to eligible Nextel employees, to collect completed elections and other materials from such employees, and timely deliver such completed elections and other materials to Sprint, in each case, as soon as reasonably practicable prior to the Effective Time.

                  (ii) Notwithstanding the foregoing, in the event that Sprint does not give the notice described in Section 1.5(b)(i) and until the Sprint employees who were Nextel employees immediately prior to the Effective Time are eligible to participate in the Sprint SPP on the same basis as other similarly situated Sprint employees, Nextel will continue the Nextel SPP in effect on and after the Effective Time upon the same terms and conditions as were applicable immediately prior to the Effective Time, except that (A) any options granted prior to the Effective Time will be converted at the Effective Time into options to purchase shares of Sprint Series 1 Common Stock, which conversion will be effected by Sprint in a manner that satisfies the requirements of Section 424 of the Code, and (B) any options granted on or after the Effective Time will be options to purchase shares of Sprint Series 1 Common Stock. In such event, Nextel will timely distribute such materials regarding Sprint Series 1 Common Stock to participants in the Nextel SPP as reasonably requested by Sprint. In connection with the foregoing, Sprint will take such actions so that the Sprint Board or, if appropriate, the committee thereof administering the Sprint SPP adopts such resolutions and takes such other actions as may be required to cause the Nextel SPP to be so continued in effect.

            (c) Nextel will take all actions necessary to ensure that all restrictions and limitations on vesting, transfer and exercise and all risks of forfeiture and rights of repurchase with respect to Nextel Stock Options and shares of Nextel Common Stock and other compensatory awards denominated in shares of Nextel Class A Common Stock subject to a risk of forfeiture to, or right of repurchase by, Nextel (a "Nextel Stock-Based Award"), to the extent not already lapsed as of the date hereof, will remain in full force and effect with respect to such Nextel Stock Options and Nextel Stock-Based Awards after giving effect to the Merger and their conversion into Nextel Rollover Options, shares of Sprint Series 1 Common Stock and awards denominated in Sprint Series 1 Common Stock, except to the extent required by the terms of such Nextel Stock Options and Nextel Stock-Based Awards (or pursuant to any Nextel Benefit Plan (as defined in Section 4.11(a)) as in effect on the date hereof; provided, however, that the payment of cash in lieu of fractional shares of Sprint Series 1 Common Stock pursuant to Section 2.3(b) will not constitute a violation of this Section 1.5(c).

            (d) Each Nextel Stock-Based Award outstanding at the Effective Time that entitles the holder thereof to the deferred delivery of shares of, or grant of stock


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options on, Nextel Class A Common Stock (a "Nextel Deferred Share Award"), and
with respect to which any applicable vesting or deferral period has not lapsed or terminated, or grant of stock options has not been made, at or before the Effective Time, will be converted at the Effective Time into an award (a "Sprint Deferred Share Award") that entitles the holder thereof to the deferred delivery or grant of a number of shares of Sprint Series 1 Common Stock, or stock options thereon, equal to the product of (i) the number of shares of Nextel Class A Common Stock to which such Nextel Deferred Share Award was subject immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio. Each Sprint Deferred Share Award will otherwise have the same terms and conditions as were applicable under such Nextel Deferred Share Award immediately prior to the Effective Time. Nextel will take such actions so that the committee of the Nextel Board administering the Nextel Amended and Restated Incentive Equity Plan adopts such resolutions and takes such other actions as may be necessary to ensure that (i) any Nextel Deferred Share Awards required to be awarded or vested pursuant to any employment agreement set forth on Section 4.11 of the Nextel Disclosure Schedule be so awarded and vested in accordance with the terms of such agreement and (ii) any shares of Nextel Class A Common Stock that have been or are required to be delivered at or before the Effective Time in respect of any Nextel Deferred Share Award pursuant to its terms (including on account of acceleration of vesting or payment as a result of the Merger) are so delivered and are treated in accordance with Section 1.4 in the same manner as other outstanding shares of Nextel Class A Common Stock issued and outstanding immediately prior to the Effective Time.

            (e) Sprint will use reasonable best efforts to prepare and file with the Securities and Exchange Commission (the "SEC"), and cause to be effective prior to or at the Effective Time, a registration statement on Form S-8 (or another appropriate form) registering under the Nextel Stock Plans all shares of Sprint Series 1 Common Stock subject to the Nextel Rollover Options, the Sprint Deferred Share Awards and other Nextel Stock-Based Awards which survive the Effective Time and become denominated in the form of Sprint Series 1 Common Stock. Such registration statement will be kept effective (and the current status of the prospectus or prospectuses required thereby will be maintained) as long as any Nextel Rollover Options, Sprint Deferred Share Awards or such other Nextel Stock-Based Awards remain outstanding.

      1.6 Conversion of Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub will be converted into one fully paid and nonassessable share of common stock of the Surviving Company.

      1.7 Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub, each attached hereto as Exhibit A, will be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Company until thereafter amended in accordance with applicable Law (as defined in Section 3.13(a)).

      1.8 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Company until the next annual meeting (or the earlier of their resignation or removal)


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and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      1.9 Tax Consequences. It is intended that (i) the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code, and (iii) Sprint, Nextel and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

      1.10 Articles of Incorporation of Sprint. At the Effective Time, the Amended and Restated Articles of Incorporation of Sprint will be as set forth on Exhibit B until thereafter amended in accordance with applicable Law.

      1.11 Bylaws of Sprint. At the Effective Time, the Bylaws of Sprint will be as set forth on Exhibit C until thereafter amended in accordance with applicable Law.

      1.12 Directors and Certain Executive Officers of Sprint; Certain Other Matters. Immediately following the Effective Time, the members of the Board of Directors of Sprint and each Committee of the Board of Directors of Sprint will be determined as set forth on Exhibit D and will serve until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Immediately following the Effective Time, the individuals set forth on Exhibit D will have the positions at Sprint as set forth therein, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. In addition, certain other matters with respect to the Resulting Company at the Effective Time are set forth on Exhibit D.

                         ARTICLE II EXCHANGE OF SHARES

      2.1 Sprint to Make Shares Available. (a) At or prior to the Effective Time, Sprint will deposit, or will cause to be deposited, with a bank or trust company selected by Nextel and Sprint (the "Exchange Agent"), for the benefit of the holders of Certificates and the exchange in accordance with this Article II, certificates representing the shares of Sprint Series 1 Common Stock and Sprint Non-Voting Common Stock and cash sufficient to make cash payments in respect of the aggregate Per Share Cash Amounts and cash in lieu of any fractional shares (such cash and certificates for shares of Sprint Series 1 Common Stock and Sprint Non-Voting Common Stock, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.3 in exchange for outstanding shares of Nextel Common Stock.

            (b) The Exchange Agent will invest all cash included in the Exchange Fund as directed by Sprint on a daily basis, provided that no such investment or losses will affect the Per Share Cash Amounts payable to holders of shares of Nextel Common


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Stock or cash in lieu of fractional interests. Any interest and other income resulting from such investments will be paid to Sprint.

      2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed to by the parties (which will specify, among other things, that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock, as applicable, Per Share Cash Amounts and any cash in lieu of fractional shares into which the shares of Nextel Common Stock represented by such Certificate or Certificates have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Certificates will be entitled to receive in exchange therefor, as applicable, (i) certificate(s) representing the number of whole shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock, as applicable, to which such holder of Nextel Common Stock has become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of the aggregate Per Share Cash Amounts such holder has the right to receive in respect of such holders' Certificates, any cash in lieu of fractional shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock that such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this
Article II and any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered will forthwith be canceled. No interest will be paid or accrued on any Per Share Cash Amount, any cash in lieu of fractional shares or any unpaid dividends and distributions payable to holders of Certificates.

            (b) No dividends or other distributions declared with respect to Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock will be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof will be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock represented by such Certificate and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock represented by such Certificate.

            (c) If any certificate representing shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it will be a condition to the issuance thereof that the Certificate or Certificates


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so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes (as defined in Section 3.10(e)) required by reason of the issuance of a certificate representing shares of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

            (d) After the Effective Time, there will be no transfers on the stock transfer books of Nextel of the shares of Nextel Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Nextel Capital Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing shares of Nextel Common Stock are presented for transfer to the Exchange Agent, they will be canceled and exchanged for Merger Consideration as provided in this Article II.

            (e) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of Nextel as of the first anniversary of the Effective Time will be delivered to Sprint. Any former stockholders of Nextel who have not theretofore complied with this Article II will thereafter look only to Sprint for payment of the Merger Consideration and any unpaid dividends and distributions on the Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock deliverable in respect of each share of Nextel Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Nextel, Sprint, the Surviving Company, the Exchange Agent or any other Person will be liable to any former holder of shares of Nextel Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

            (f) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sprint, the posting by such Person of a bond in such amount as Sprint may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

      2.3 Fractional Shares. (a) No certificates representing fractional shares of Sprint capital stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Sprint.

            (b) Notwithstanding any other provision of this Agreement, each holder of shares of Nextel Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Sprint Series 1 Common

Stock or Sprint Non-Voting Common Stock (after taking into account all Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional share of Sprint Series 1 Common Stock or Sprint Non-Voting Common Stock multiplied by (ii) the per share closing price on the Closing Date of Sprint Series 1 Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal (Northeast Edition).

      2.4 Appraisal Rights/Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Nextel Capital Stock outstanding immediately prior to the Effective Time that are held by a stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Nextel Dissenting Shares") will not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders will be entitled to receive payment of the appraised value of Nextel Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Nextel Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Nextel Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration and any unpaid dividends and distributions, without any interest thereon, in the manner provided in Sections 1.4 and 2.3. Notwithstanding anything to the contrary contained in this Section 2.4, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Nextel Dissenting Shares pursuant to Section 262 of the DGCL will cease.

            (b) Nextel will give Sprint prompt notice and copies of any demands for appraisal received by Nextel, withdrawals of such demands, and any other instruments served or sent pursuant to the DGCL and received by Nextel. Nextel will not, except with the prior written consent of Sprint (which will not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or agree to do any of the foregoing.

      2.5 Withholding Taxes. Each of the parties and the Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable under this
Article II any amounts that it is required to deduct and withhold with respect to such payments under any provision of Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

                  ARTICLE III REPRESENTATIONS AND WARRANTIES OF
                              SPRINT AND MERGER SUB

      Except as disclosed in (x) a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1,

2004 by Sprint with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Sprint SEC Reports"), and prior to the close of business on December 8, 2004 (the "Measurement Date"), but excluding any risk factor disclosure contained in any such Sprint SEC Report under the heading "Risk Factors" or "Forward-Looking Information," or (y) the disclosure letter (the "Sprint Disclosure Schedule") delivered by Sprint to Nextel prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Sprint Disclosure Schedule relates; provided, however, that any information set forth in one section of the Sprint Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect (as defined in Section 3.1) on Sprint), Sprint and Merger Sub jointly and severally represent and warrant to Nextel as follows:

      3.1 Corporate Organization. (a) Sprint is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sprint has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Nextel or Sprint, as the case may be, any change, effect, event, occurrence or state of facts that has had or would be reasonably expected to have a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or the accounting rules and regulations of the SEC, (B) changes in or relating to the United States economy or United States financial, credit or securities markets in general, or (C) changes in or relating to the industries in which such party operates or the markets for any of such party's products or services in general, which changes in the case of clauses (B) and (C) do not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) the ability of such party to consummate the transactions contemplated by this Agreement in the manner contemplated hereby.

            (b) True and complete copies of the Restated Articles of Incorporation of Sprint, as amended through, and as in effect as of, the date of this Agreement (the "Sprint Charter"), and the Amended and Restated Bylaws of Sprint, as amended through, and as in effect as of, the date of this Agreement (the "Sprint Bylaws"), have previously been made available to Nextel.

            (c) Each Sprint Subsidiary (as defined in Section 3.2(c)) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

      3.2 Capitalization. (a) As of the date of this Agreement, the authorized Sprint capital stock consists of (i) 2,500,000,000 shares of Sprint Series 1 Common Stock, of which, as of the Measurement Date, 1,387,261,637 shares were issued and outstanding, (ii) 500,000,000 shares of Sprint Series 2 FON common stock ("Sprint Series 2 Common Stock" and, collectively with the Sprint Series 1 Common Stock, the "Sprint Common Stock"), of which, as of the Measurement Date, 85,745,926 shares were issued and outstanding, (iii) 3,000,000,000 shares of Series 1 PCS common stock, of which, as of the Measurement Date, zero shares were issued and outstanding, (iv) 1,000,000,000 shares of Series 2 PCS common stock, of which, as of the Measurement Date, zero shares were issued and outstanding, and (v) 20,000,000 shares of Sprint preferred stock, of which, as of the Measurement Date, 246,766 shares of Sprint Seventh Series preferred stock (the "Sprint Preferred Stock" and, collectively with the Sprint Common Stock, the "Sprint Capital Stock") were issued and outstanding, of which 185,040 shares were convertible into Sprint Series 1 Common Stock and 61,726 shares were convertible into Sprint Series 2 Common Stock. As of the Measurement Date, no more than 2,000 shares of Sprint's capital stock were held in Sprint's treasury. As of the Measurement Date, no shares of Sprint's capital stock were reserved for issuance except for (i) 255,395,481 shares of Sprint Common Stock reserved for issuance pursuant to the Sprint Retirement Savings Plans or upon the exercise of options to purchase shares of Sprint Common Stock (each, a "Sprint Stock Option") or for other awards based on Sprint Common Stock (each, a "Sprint Stock-Based Award") issued or issuable pursuant to the equity-based compensation plans identified on Section 3.11(a) of the Sprint Disclosure Schedule (the "Sprint Stock Plans"), (ii) 2,125,000 shares of Sprint Sixth Series preferred stock reserved for issuance pursuant to the Sprint Rights Agreement, (iii) 2,327,028 shares of Sprint Series 1 Common Stock reserved for issuance pursuant to Sprint's Automatic Dividend Reinvestment Plan, (iv) 6,018,226 shares of Sprint Series 1 Common Stock and 2,007,571 shares of Sprint Series 2 Common Stock reserved for issuance upon conversion of shares of Sprint Preferred Stock and (v) 87,753,497 shares of Sprint Series 1 Common Stock reserved for issuance upon conversion of shares of Sprint Series 2 Common Stock (including shares of Sprint Series 2 Common Stock reserved for issuance upon conversion of shares of Sprint Preferred Stock). All of the issued and outstanding shares of Sprint Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in the last sentence of this Section 3.2(a), or pursuant to this Agreement, the Sprint Automatic Dividend Reinvestment Plan, the Registration Rights Agreement, dated as of November 23, 1998, by and among Sprint, TCI Telephony Services, Inc., Cox Communications, Inc. and Comcast Corporation, the Sprint Stock Plans, the Sprint Retirement Savings Plans and the Sprint Rights Agreement, there are no outstanding shares of capital stock or other voting securities of Sprint, and Sprint does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, preemptive rights, redemption obligations or agreements of any character calling for the purchase, issuance or registration of any shares of Sprint's capital stock or any other equity securities of Sprint or any securities representing the right to purchase or otherwise receive any shares of Sprint's capital stock. Sprint has provided Nextel with a list of (i) the aggregate number of outstanding Sprint Stock Options as of the Measurement Date, the exercise prices for such Sprint Stock Options and the Sprint Stock Plans under which such Sprint Stock Options were issued and (ii) the aggregate number of all Sprint Stock-Based Awards outstanding as of the Measurement Date, the type of such awards and the Sprint Stock Plans under which such Sprint Stock-Based Awards were issued. From and after the Measurement Date through the date hereof, Sprint has not issued or awarded any Sprint Capital Stock, Sprint Stock Options or Sprint Stock-Based Awards (other than upon the exercise or satisfaction of Sprint Stock Options or Sprint Stock-Based Awards or the conversion of convertible securities, in each case outstanding as of the Measurement Date, or pursuant to the Sprint Automatic Dividend Reinvestment Plan or the Sprint Retirement Savings Plans).

            (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Sprint having the right to vote on any matters on which stockholders may vote ("Sprint Voting Debt") are issued or outstanding.

            (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the SEC) of Sprint are owned by Sprint, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than for Taxes that are not yet due ("Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of the Sprint Subsidiaries, as of the date of this Agreement, Sprint does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment. As used in this Agreement, (i) "Subsidiary," when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and the terms "Sprint Subsidiary" and "Nextel Subsidiary" will mean any direct or indirect Subsidiary of Sprint or Nextel, respectively, and
(ii) "Substantial Investment," when used with respect to either party, means a stock or other equity investment having a fair market value or book value in excess of $100 million, directly or indirectly, in any Person.

      3.3 Authority; No Violation. (a) Sprint has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sprint (the "Sprint Board"). The Sprint Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of Sprint and its stockholders, has resolved to recommend that holders of Sprint Common Stock and Sprint Preferred Stock vote in favor of (i) the amendment of the Sprint Charter to increase the number of authorized shares of Sprint Series 1 Common Stock and to decrease the par value of the Sprint Common Stock to $0.01 per share (the "Sprint Common Stock Amendment"), (ii) the amendment of the Sprint Charter to create a class of Sprint Non-Voting Common Stock and designate a series of Sprint Mirror Preferred Stock (such amendments, together with the Sprint Common Stock Amendment and such other amendments, including to change Sprint's name, as are necessary to amend and restate the Sprint Charter as reflected in Exhibit B hereto, the "Charter Amendment"), and (iii) the authorization of the issuance of Sprint Series 1 Common Stock, Sprint Non-Voting Common Stock and Sprint Mirror Preferred Stock pursuant to this Agreement under Rule 312.03 of the NYSE (the "NYSE Stock Issuance"), and has directed that the Charter Amendment and the NYSE Stock Issuance be submitted to Sprint's stockholders for adoption and approval at a duly held meeting of such stockholders (the "Sprint Stockholders Meeting"), and, except for (1) the adoption of the Sprint Common Stock Amendment by the affirmative vote of a majority of the total voting power of the outstanding shares of Sprint Common Stock entitled to vote at the Sprint Stockholders Meeting or any adjournment or postponement thereof (for purposes of the vote contemplated by this clause (1), holders of shares of Sprint Series 2 Common Stock having one full vote for each share thereof), (2) the adoption of the Charter Amendment by the affirmative vote of a majority of the total voting power of the outstanding shares of Sprint Common Stock and Sprint Preferred Stock entitled to vote at the Sprint Stockholders Meeting or any adjournment or postponement thereof, voting together as a single class, and (3) the approval of the NYSE Stock Issuance by the affirmative vote of a majority of the total votes cast by the holders of Sprint Common Stock and Sprint Preferred Stock at the Sprint Stockholders Meeting or any adjournment or postponement thereof, voting together as a single class (together, the "Sprint Stockholder Approval"), and except for the adoption of this Agreement by Sprint as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Sprint or vote by the holders of any class or series of Sprint Capital Stock are necessary to approve and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sprint and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Sprint, enforceable against Sprint in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

            (b) Neither the execution and delivery of this Agreement by Sprint and Merger Sub nor the consummation by Sprint and Merger Sub of the transactions contemplated hereby, nor compliance by Sprint and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming that the Sprint Stockholder Approval is obtained, violate any provision of the Sprint Charter or the Sprint Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Sprint, any of the Sprint Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sprint or any of the Sprint Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sprint or any of the Sprint Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

      3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended (the "Communications Act"), and approval of such applications and notices, (ii) the filing with the SEC of a Joint Proxy Statement in definitive form relating to the Sprint Stockholders Meeting and the Nextel Stockholders Meeting (the "Joint Proxy Statement") and of a registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) such consents, approvals, filings and registrations as are required to be obtained from or made with the SEC in connection with the ILEC Separation, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the

"HSR Act"), (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Sprint capital stock pursuant to this Agreement, (vii) the Sprint Stockholder Approval and Nextel Stockholder Approval, (viii) such filings and approvals as are required to be made or obtained with or from any state public service or public utility commissions or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or the ILEC Separation, (ix) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and (x) the consents or approvals listed in Section 3.4 of the Sprint Disclosure Schedule, no consents or approvals of or filings or registrations with any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Sprint and Merger Sub of this Agreement and (B) the consummation of the Merger and the other transactions contemplated by this Agreement or the ILEC Separation.

      3.5 Reports. Sprint and each of the Sprint Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with (i) the FCC, (ii) the SEC,
(iii) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10) and (iv) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10) (collectively, "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint. No Sprint SEC Report, as of the date of such Sprint SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Sprint SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the rules and regulations thereunder with respect thereto.

      3.6 Financial Statements. Sprint has previously made available to Nextel copies of (i) the consolidated balance sheet of Sprint and the Sprint Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive income (loss), cash flows and shareholders' equity for each of the three years in the period ended December 31, 2003, as reported in Sprint's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Sprint 2003

10-K"), filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, the independent registered public accounting firm with respect to Sprint for such periods (such balance sheets and statements, the "Audited Sprint Financial Statements"), and (ii) the unaudited consolidated balance sheet of Sprint and the Sprint Subsidiaries as of September 30, 2004 and the related consolidated statements of operations, comprehensive income (loss), cash flows and shareholders' equity for the nine-month periods ended September 30, 2003 and 2004, as reported in Sprint's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Sprint 10-Q") (such balance sheets and statements, the "Unaudited Sprint Financial Statements" and, together with the Audited Sprint Financial Statements, the "Sprint Financial Statements"). The consolidated balance sheets of Sprint (including the related notes, where applicable) included in the Sprint Financial Statements fairly present in all material respects the consolidated financial position of Sprint and the Sprint Subsidiaries as of the dates thereof, and the other financial statements included in the Sprint Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and cash flows of Sprint and the Sprint Subsidiaries for the respective fiscal periods therein set forth, subject in the case of the Unaudited Sprint Financial Statements to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Sprint Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the knowledge of Sprint, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on Sprint.

      3.7 Brokers' Fees. None of Sprint, any Sprint Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Citigroup Global Markets Inc. and Lehman Brothers Inc., which firms Sprint retained pursuant to engagement letters.

      3.8 Absence of Certain Changes or Events. (a) Since September 30, 2004, no event or events have occurred that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sprint.

            (b) From September 30, 2004, through the date hereof, Sprint and the Sprint Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such section been in effect since September 30, 2004.

      3.9 Legal Proceedings. (a) None of Sprint or any of the Sprint Subsidiaries is a party to any, and there are no pending or, to the knowledge of Sprint, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Sprint or any of the Sprint Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

            (b) There is no Injunction, judgment, or regulatory restriction imposed upon Sprint, any of the Sprint Subsidiaries or the assets of Sprint or any of the Sprint Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

      3.10 Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
Sprint: (i) Sprint and the Sprint Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Sprint or the Sprint Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Sprint or any of the Sprint Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Sprint and the Sprint Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Sprint nor any of the Sprint Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sprint and the Sprint Subsidiaries).

            (b) Within the past five years, neither Sprint nor any of the Sprint Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

            (c) Neither Sprint nor any of the Sprint Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the knowledge of Sprint, Sprint has disclosed to Nextel all "reportable transactions" within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of the Sprint Subsidiaries has been a party.

            (d) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Sprint or any of the Sprint Subsidiaries as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

            (e) As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and the term "Tax Return" means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

      3.11 Employees. (a) As of the date of this Agreement, the Sprint Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by Sprint or any Sprint Subsidiary (or required to be maintained or contributed to by Sprint or any Sprint Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Sprint and the Sprint Subsidiaries or with respect to which Sprint or the Sprint Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the "Sprint Benefit Plans").

            (b) Sprint has heretofore made available to Nextel true and complete copies of (i) each written Sprint Benefit Plan, (ii) the actuarial report for each Sprint Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the Internal Revenue Service ("IRS") (if applicable) for each Sprint Benefit Plan, (iv) the current summary plan description of each Sprint Benefit Plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (v) a copy of the description of each Sprint Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Sprint Benefit Plan, and (vii) the annual report for each Sprint Benefit Plan (if applicable) for each of the last three years.

            (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint, (i) each of the Sprint Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the Sprint Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Sprint Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Sprint Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Sprint Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Sprint Benefit Plan's actuary with respect to such Sprint Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Sprint Benefit Plan allocable to such accrued benefits, (iv) no Sprint Benefit Plan that is an employee welfare benefit plan (including any plan described in Section 3(1) of ERISA) (a "Welfare Plan") provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Sprint or the Sprint Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or
(D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Sprint, the Sprint Subsidiaries or any trade or business, whether or not incorporated, all of which together with Sprint would be deemed a "single employer" within the meaning of Section 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (a "Sprint ERISA Affiliate"), that has not been satisfied in full, and no condition exists that presents a material risk to Sprint, the Sprint Subsidiaries or any Sprint ERISA Affiliate of incurring a liability thereunder, (vi) no Sprint Benefit Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), (vii) none of Sprint or the Sprint Subsidiaries or, to the knowledge of Sprint, any other Person, including any fiduciary, has engaged in a transaction in connection with which Sprint, the Sprint Subsidiaries or any Sprint Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the knowledge of Sprint, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Sprint Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by Sprint or the Sprint Subsidiaries as of the Effective Time with respect to each Sprint Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable) and (x) since December 31, 2003, no Sprint Benefit Plan has been amended or modified in any material respect or adopted or terminated.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment or benefit (including severance, retention, stay-put, change in control, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, Sprint or any of the Sprint Subsidiaries from Sprint or any of the Sprint Subsidiaries under any Sprint Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any Sprint Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Sprint Stock Option or Sprint Stock-Based Award) or result in any breach of or default under any Sprint Benefit Plan.

            (e) Except with respect to employees of the ILEC Business, none of the employees of Sprint and the Sprint Subsidiaries are represented by any labor union or similar organization with respect to their employment by Sprint and the Sprint Subsidiaries. Since January 1, 2003, neither Sprint nor any of the Sprint Subsidiaries has experienced any labor strike, work slowdown or stoppage or other material labor dispute and there is no such strike, slowdown, stoppage or dispute actually pending or, to the knowledge of Sprint, threatened against or affecting Sprint or any of the Sprint Subsidiaries.

      3.12 Internal Controls. Sprint and the Sprint Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Sprint
(i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Sprint in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Sprint's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Sprint's auditors and the audit committee of the Sprint Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Sprint's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Sprint's internal controls over financial reporting.

      3.13 Compliance with Laws; Licenses. (a) The businesses of each of Sprint and the Sprint Subsidiaries have been conducted in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a "Law" and collectively, "Laws"), except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint. Sprint and the Sprint Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, "Licenses") necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint (the "Sprint Material Licenses").

            (b) The term "Sprint Licenses" means all Sprint Material Licenses and, to the extent not otherwise Sprint Material Licenses, all Licenses issued or granted to Sprint or any of the Sprint Subsidiaries by the FCC, and all arrangements pursuant to which Sprint or a Sprint Subsidiary leases radio spectrum from a third party holding a License granted or issued by the FCC ("Sprint FCC Licenses"), all Licenses issued or granted to Sprint or any of the Sprint Subsidiaries by a Governmental Entity of any state of the United States regulating telecommunications businesses and all Licenses issued or granted to Sprint or any of the Sprint Subsidiaries by foreign Governmental Entities regulating telecommunications businesses. Each of Sprint and the Sprint Subsidiaries is in compliance with (x) its obligations under each of the Sprint Licenses and (y) the rules and regulations of the Governmental Entity issuing such Sprint Licenses, except, in either case, for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint. There is no pending or, to the knowledge of Sprint, threatened by or before the FCC, the Federal Aviation Administration (the "FAA") or any other Governmental Entity proceeding, notice of violation, order of forfeiture or complaint or investigation against Sprint or any of the Sprint Subsidiaries relating to any of the Sprint Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint. The FCC actions granting all Sprint FCC Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is no pending or, to the knowledge of Sprint, threatened, application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any Sprint FCC License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

            (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint, Sprint or one of the Sprint Subsidiaries is the exclusive, authorized, legal holder of each Sprint FCC License necessary to conduct its business as presently conducted, free and clear of all encumbrances except for encumbrances listed on the face of such License or generally applicable to all similarly situated companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint, the Sprint FCC Licenses are valid and in full force and effect without condition, except for conditions listed on the face of such Licenses or generally applicable to all similarly situated companies. All reports and other documents related to the Sprint FCC Licenses required to be filed by Sprint or the Sprint Subsidiaries with any Governmental Entity are correct, except where the failure to be correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

      3.14 Certain Contracts. (a) Neither Sprint nor any of the Sprint Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Sprint SEC Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by Sprint or upon consummation of the Merger will materially restrict the ability of the Resulting Company to engage in any line of business material to Sprint or, to the knowledge of Sprint, Nextel, or (iii) with or to a labor union or guild (including any collective bargaining agreement), other than, in the case of this clause (iii), with respect to employees of the ILEC Business. Each contract, arrangement, commitment or understanding of the type described in clauses (i),
(ii) and (iii) of this Section 3.14(a) (including with respect to employees of the ILEC Business), whether or not set forth in the Sprint Disclosure Schedule, is referred to as a "Sprint Contract," and neither Sprint nor any of the Sprint Subsidiaries knows of, or has received notice of, any violation of any Sprint Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

         (b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint,
(i) each Sprint Contract is valid and binding on Sprint or the applicable Sprint Subsidiary, as applicable, and is in full force and effect, (ii) Sprint and each of the Sprint Subsidiaries has performed all obligations required to be performed by it to date under each Sprint Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Sprint or any of the Sprint Subsidiaries under any such Sprint Contract.

      3.15 Agreements with Regulatory Agencies. Neither Sprint nor any of the Sprint Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Regulatory Agency or other Governmental Entity (other than a taxing authority, which is covered by Section 3.10), other than those of general application that apply to similarly situated telecommunications companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Sprint Disclosure Schedule, a "Sprint Regulatory Agreement"), nor has Sprint or any of the Sprint Subsidiaries been advised in writing since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sprint Regulatory Agreement.

      3.16 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on Sprint's consolidated balance sheet or disclosed in the notes to the Unaudited Sprint Financial Statements, in each case included in the Sprint 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2004, since such date, neither Sprint nor any of the Sprint

Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

      3.17 Environmental Liability. There are no pending or, to the knowledge of Sprint, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Sprint or any of the Sprint Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation, permit or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint. To the knowledge of Sprint, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint. Neither Sprint nor any of the Sprint Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint.

      3.18 State Takeover Laws; Sprint Rights Agreement. (a) The Sprint Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Sections 17-1286 through 17-1298 and 17-12,100 through 17-12,104 of the General Corporation Code of Kansas, and, to the knowledge of Sprint, there are no other similar "takeover" or "interested stockholder" law applicable to the transactions contemplated by this Agreement (any such laws, "Takeover Statutes").

         (b) Sprint has taken all action, if any, necessary or appropriate so that the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any Rights (as defined in the Sprint Rights Agreement) under the Sprint Rights Agreement or enable or require any Rights to separate from the shares of Sprint Common Stock to which they are attached or to be triggered or become exercisable. As of the date of this Agreement, no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Sprint Rights Agreement) has occurred.

      3.19 Reorganization. As of the date of this Agreement, Sprint is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

      3.20 Opinions. Prior to the execution of this Agreement, Sprint has received an opinion from each of Citigroup Global Markets Inc. and Lehman Brothers Inc., copies of which have been or will promptly be provided to Nextel, to the effect that as of the date thereof and based upon and subject to the matters set forth therein the Merger Consideration to be paid by Sprint to holders of Nextel Common Stock is fair to Sprint from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement.

      3.21 Sprint Information. The information relating to Sprint and the Sprint Subsidiaries that is provided by Sprint or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement or the ILEC Separation, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Nextel or any of the Nextel Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      3.22 Affiliate Transactions. As of the date hereof, there are no transactions, contracts, arrangements, commitments or understandings between Sprint or any of the Sprint Subsidiaries, on the one hand, and any of Sprint's affiliates (other than wholly owned Sprint Subsidiaries), on the other hand, that would be required to be disclosed by Sprint under Item 404 of Regulation S-K under the Securities Act (the "Sprint S-K 404 Arrangements").

      3.23 Merger Sub. (a) True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Nextel.

         (b) The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of common stock of which 1,000 shares are issued and outstanding. Sprint is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Sprint solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

         (c) Merger Sub has full corporate or other requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

              ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEXTEL

      Except as disclosed in (x) a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2004 by Nextel with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Nextel SEC Reports") and prior to the Measurement Date, but excluding any risk factor disclosure contained in any such Nextel SEC Report under the heading "Risk Factors" or "Forward-Looking Statements," or (y) the disclosure letter (the "Nextel Disclosure Schedule") delivered by Nextel to Sprint prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Nextel Disclosure Schedule relates; provided, however, that any information set forth in one section of the Nextel Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on Nextel), Nextel hereby represents and warrants to Sprint and Merger Sub as follows:

      4.1 Corporate Organization. (a) Nextel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Nextel has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

         (b) True and complete copies of the Amended Certificate of Incorporation of Nextel, as amended through, and as in effect as of, the date of this Agreement (the "Nextel Charter"), and the Amended and Restated Bylaws of Nextel, as amended through, and as in effect as of, the date of this Agreement (the "Nextel Bylaws"), have previously been made available to Sprint.

         (c) Each Nextel Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

      4.2 Capitalization. (a) As of the date of this Agreement, the authorized Nextel capital stock consists of (i) 2,060,000,000 shares of Nextel Class A Common Stock, of which, as of the Measurement Date, 1,085,712,775 shares were issued and outstanding, (ii) 100,000,000 shares of Nextel Class B Common Stock, of which, as of the Measurement Date, 35,660,000 shares were issued and outstanding, and (iii) 20,000,000 shares of Nextel preferred stock, of which, as of the Measurement Date, 245,245 shares of Nextel's Zero Coupon Convertible preferred stock were issued and outstanding. As of the Measurement Date, no more than 6,000,000 shares of Nextel's capital stock were held in Nextel's treasury. As of the Measurement Date, no shares of Nextel's capital stock were reserved for issuance except for (i) 116,961,868 shares of Nextel Common Stock reserved for issuance upon the exercise of Nextel Stock Options or for Nextel Stock-Based Awards issued or issuable pursuant to the Nextel Stock Plans, (ii) 4,779,386 shares of Nextel Class A Common Stock reserved for issuance upon conversion of shares of Nextel Preferred Stock, (iii) 35,660,000 shares of Nextel Class A Common Stock reserved for issuance upon conversion of shares of Nextel Class B Common Stock, (iv) 8,161,290 shares of Nextel Class A Common Stock reserved for issuance upon conversion of Nextel's 5.25% Convertible Senior Notes due 2010, and (v) 39,600,000 shares of Nextel Class A Common Stock reserved for issuance under Nextel's registration statement on Form S-4 (File No. 333-01290). All of the issued and outstanding shares of Nextel Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in the last sentence of this Section 4.2(a), or pursuant to this Agreement, the Registration Rights Agreement, dated as of July 28, 1995, between Nextel and Motorola, Inc., the Registration Rights Agreement, dated as of July 28, 1995, between Nextel and Digital Radio, as amended on June 18, 1997, the Registration Rights Agreement, dated as of June 18, 1997, between Nextel and Option Acquisition and the Nextel Stock Plans, there are no outstanding shares of capital stock or other voting securities of Nextel, and Nextel does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, preemptive rights, redemption obligations or agreements of any character calling for the purchase, issuance or registration of any shares of Nextel's capital stock or any other equity securities of Nextel or any securities representing the right to purchase or otherwise receive any shares of Nextel's capital stock. Nextel has provided Sprint with a list of (i) the aggregate number of outstanding Nextel Stock Options as of the Measurement Date, the exercise prices for such Nextel Stock Options and the Nextel Stock Plan under which such Nextel Stock Options were issued and (ii) the aggregate number of all Nextel Stock-Based Awards outstanding as of the Measurement Date, the type of such awards and the Nextel Stock Plans under which such Nextel Stock-Based Awards were issued. From and after the Measurement Date through the date hereof, Nextel has not issued or awarded any Nextel Capital Stock, Nextel Stock Options or Nextel Stock-Based Awards (other than upon the exercise or satisfaction of Nextel Stock Options or

Nextel Stock-Based Awards or the conversion of convertible securities, in each case outstanding as of the Measurement Date).

         (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Nextel having the right to vote on any matters on which stockholders may vote ("Nextel Voting Debt") are issued or outstanding.

         (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the SEC) of Nextel are owned by Nextel, directly or indirectly, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of the Nextel Subsidiaries, as of the date of this Agreement, Nextel does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment.

      4.3 Authority; No Violation. (a) Nextel has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Nextel (the "Nextel Board"). The Nextel Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of Nextel and its stockholders, has resolved to recommend that holders of Nextel Class A Common Stock vote in favor of the adoption of this Agreement and has directed that this Agreement and the transactions contemplated hereby be submitted to Nextel's stockholders for adoption at a duly held meeting of such stockholders (the "Nextel Stockholders Meeting"), and, except for the adoption of this Agreement by the affirmative vote of a majority of the holders of the outstanding shares of Nextel Class A Common Stock entitled to vote at such meeting ("Nextel Stockholder Approval"), no other corporate proceedings on the part of Nextel or vote by the holders of any class or series of Nextel Capital Stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Nextel and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Nextel, enforceable against Nextel in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

         (b) Neither the execution and delivery of this Agreement by Nextel nor the consummation by Nextel of the transactions contemplated hereby, nor compliance by Nextel with any of the terms or provisions of this Agreement, will
(i) assuming the Nextel Stockholder Approval is obtained, violate any provision of the Nextel Charter or the Nextel Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made,
(A) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Nextel, any of the Nextel Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Nextel or any of the Nextel Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Nextel or any of the Nextel Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

      4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FCC under the Communications Act, and approval of such applications and notices, (ii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4,
(iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (iv) any notices or filings under the HSR Act, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Sprint capital stock pursuant to this Agreement, (vi) the Nextel Stockholder Approval and Sprint Stockholder Approval, (vii) such filings and approvals as are required to be made or obtained with or from any state public service or public utility commissions or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (viii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and (ix) the consents or approvals listed in Section 4.4 of the Nextel Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Nextel of this Agreement and (B) the consummation of the Merger and the other transactions contemplated by this Agreement.

      4.5 Reports. Nextel and each of the Nextel Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel. No Nextel SEC Report, as of the date of such Nextel Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Nextel SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder with respect thereto.

      4.6 Financial Statements. Nextel has previously made available to Sprint copies of (i) the consolidated balance sheet of Nextel and the Nextel Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003, as reported in Nextel's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Nextel 2003 10-K"), filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Nextel (such balance sheets and statements, the "Audited Nextel Financial Statements"), and (ii) the unaudited consolidated balance sheet of Nextel and the Nextel Subsidiaries as of September 30, 2004 and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity and cash flows of the nine-month periods ended September 30, 2003 and 2004, as reported in Nextel's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Nextel 10-Q") (such balance sheets and statements, the "Unaudited Nextel Financial Statements" and, together with the Audited Nextel Financial Statements, the "Nextel Financial Statements"). The consolidated balance sheets of Nextel (including the related notes, where applicable) included in the Nextel Financial Statements fairly present in all material respects the consolidated financial position of Nextel and the Nextel Subsidiaries as of the dates thereof, and the other financial statements included in the Nextel Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and cash flows of Nextel and the Nextel Subsidiaries for the respective fiscal periods therein set forth, subject in the case of the Unaudited Nextel Financial Statements to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Nextel Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

To the knowledge of Nextel, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on Nextel.

      4.7 Brokers' Fees. None of Nextel, any Nextel Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Lazard Freres & Co. LLC, Goldman, Sachs & Co. and JP Morgan Securities Inc., which firms Nextel retained pursuant to engagement letters.

      4.8 Absence of Certain Changes or Events. (a) Since September 30, 2004, no event or events have occurred that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Nextel.

         (b) From September 30, 2004 through the date hereof, Nextel and the Nextel Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.3 had such section been in effect since September 30, 2004.

      4.9 Legal Proceedings. (a) None of Nextel or any of the Nextel Subsidiaries is a party to any, and there are no pending or, to the knowledge of Nextel, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Nextel or any of the Nextel Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

         (b) There is no Injunction, judgment, or regulatory restriction imposed upon Nextel, any of the Nextel Subsidiaries or the assets of Nextel or any of the Nextel Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

      4.10 Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
Nextel: (i) Nextel and the Nextel Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Nextel or the Nextel Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Nextel or any of the Nextel Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Nextel and the Nextel Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Nextel nor any of the Nextel Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Nextel and the Nextel Subsidiaries).

         (b) Within the past five years, neither Nextel nor any of the Nextel Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

         (c) Neither Nextel nor any of the Nextel Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the knowledge of Nextel, Nextel has disclosed to Sprint all "reportable transactions" within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of the Nextel Subsidiaries has been a party.

         (d) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Nextel or any of the Nextel Subsidiaries as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

      4.11 Employees. (a) As of the date of this Agreement, the Nextel Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by Nextel or any Nextel Subsidiary (or required to be maintained or contributed to by Nextel or any Nextel Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Nextel and the Nextel Subsidiaries or with respect to which Nextel or the Nextel Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the "Nextel Benefit Plans").

         (b) Nextel has heretofore made available to Sprint true and complete copies of (i) each written Nextel Benefit Plan, (ii) the actuarial report for each Nextel Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the IRS (if applicable) for each Nextel Benefit Plan, (iv) the current summary plan description of each Nextel Benefit Plan that is subject to ERISA, (v) a copy of the description of each Nextel Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Nextel Benefit Plan, and (vii) the annual report for each Nextel Benefit Plan (if applicable) for each of the last three years.

         (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel, (i) each of the Nextel Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the Nextel Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Nextel Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Nextel Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Nextel Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Nextel Benefit Plan's actuary with respect to such Nextel Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Nextel Benefit Plan allocable to such accrued benefits, (iv) no Nextel Benefit Plan that is a Welfare Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Nextel or the Nextel Subsidiaries beyond their retirement or other termination of service, other than
(A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Nextel, the Nextel Subsidiaries or any trade or business, whether or not incorporated, all of which together with Nextel would be deemed a "single employer" within the meaning of Section 414(b), 414(c) or 414(m) of the Code or
Section 4001(b) of ERISA (a "Nextel ERISA Affiliate"), that has not been satisfied in full, and no condition exists that presents a material risk to Nextel, the Nextel Subsidiaries or any Nextel ERISA Affiliate of incurring a liability thereunder, (vi) no Nextel Benefit Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), (vii) none of Nextel or the Nextel Subsidiaries or, to the knowledge of Nextel, any other Person, including any fiduciary, has engaged in a transaction in connection with which Nextel, the Nextel Subsidiaries or any Nextel Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the knowledge of Nextel, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Nextel Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by Nextel or the Nextel Subsidiaries as of the Effective Time with respect to each Nextel Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable) and (x) since December 31,

2003, no Nextel Benefit Plan has been amended or modified in any material respect or adopted or terminated.

         (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment or benefit (including severance, retention, stay-put, change in control, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, Nextel or any of the Nextel Subsidiaries from Nextel or any of the Nextel Subsidiaries under any Nextel Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any Nextel Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Nextel Stock Option or Nextel Stock-Based Award) or result in any breach of or default under any Nextel Benefit Plan.

         (e) None of the employees of Nextel and the Nextel Subsidiaries are represented by any labor union or similar organization with respect to their employment by Nextel and the Nextel Subsidiaries. Since January 1, 2003, neither Nextel nor any of the Nextel Subsidiaries has experienced any labor strike, work slowdown or stoppage or other material labor dispute and there is no such strike, slowdown, stoppage or dispute actually pending or, to the knowledge of Nextel, threatened against or affecting Nextel or any of the Nextel Subsidiaries.

      4.12 Internal Controls. Nextel and the Nextel Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Nextel
(i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Nextel in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Nextel's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Nextel's auditors and the audit committee of the Nextel Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Nextel's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Nextel's internal controls over financial reporting.

      4.13 Compliance with Laws; Licenses. (a) The businesses of each of Nextel and the Nextel Subsidiaries have been conducted in compliance with all Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel. Nextel and the Nextel Subsidiaries each has all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel (the "Nextel Material Licenses").

         (b) The term "Nextel Licenses" means all Nextel Material Licenses and, to the extent not otherwise Nextel Material Licenses, all Licenses issued or granted to Nextel or any of the Nextel Subsidiaries by the FCC, and all arrangements pursuant to which Nextel or a Nextel Subsidiary leases radio spectrum from a third party holding a License granted or issued by the FCC ("Nextel FCC Licenses"), all Licenses issued or granted to Nextel or any of the Nextel Subsidiaries by a Governmental Entity of any state of the United States regulating telecommunications businesses and all Licenses issued or granted to Nextel or any of the Nextel Subsidiaries by foreign Governmental Entities regulating telecommunications businesses. Each of Nextel and the Nextel Subsidiaries is in compliance with (x) its obligations under each of the Nextel Licenses and (y) the rules and regulations of the Governmental Entity issuing such Nextel Licenses, except, in either case, for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel. There is no pending or, to the knowledge of Nextel, threatened by or before the FCC, the FAA or any other Governmental Entity proceeding, notice of violation, order of forfeiture or complaint or investigation against Nextel or any of the Nextel Subsidiaries relating to any of the Nextel Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel. The FCC actions granting all Nextel FCC Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is no pending or, to the knowledge of Nextel, threatened, application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any Nextel FCC License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

         (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel, Nextel or one of the Nextel Subsidiaries is the exclusive, authorized, legal holder of each Nextel FCC License necessary to conduct its business as presently conducted, free and clear of all encumbrances except for encumbrances listed on the face of such License or generally applicable to all similarly situated companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel, the Nextel FCC Licenses are valid and in full force and effect without condition, except for conditions listed on the face of such Licenses or generally applicable to all similarly situated companies. All reports and other documents related to the Nextel FCC Licenses required to be filed by Nextel or the Nextel Subsidiaries with any Governmental Entity have been filed and are correct, except where the failure to so file or be correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

      4.14 Certain Contracts. (a) Neither Nextel nor any of the Nextel Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Nextel SEC Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by Nextel or upon consummation of the Merger will materially restrict the ability of the Resulting Company to engage in any line of business material to Nextel or, to the knowledge of Nextel, Sprint, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in clauses (i), (ii) and (iii) of this Section 4.14(a), whether or not set forth in the Nextel Disclosure Schedule, is referred to as a "Nextel Contract," and neither Nextel nor any of the Nextel Subsidiaries knows of, or has received notice of, any violation of any Nextel Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

         (b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel,
(i) each Nextel Contract is valid and binding on Nextel or the applicable Nextel Subsidiary, as applicable, and is in full force and effect, (ii) Nextel and each of the Nextel Subsidiaries has performed all obligations required to be performed by it to date under each Nextel Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Nextel or any of the Nextel Subsidiaries under any such Nextel Contract.

      4.15 Agreements with Regulatory Agencies. Neither Nextel nor any of the Nextel Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Regulatory Agency or other Governmental Entity (other than a taxing authority, which is covered by Section 4.10), other than those of general application that apply to similarly situated telecommunications companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Nextel Disclosure Schedule, a "Nextel Regulatory Agreement"), nor has Nextel or any of the Nextel Subsidiaries been advised in writing since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Nextel Regulatory Agreement.

      4.16 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on Nextel's consolidated balance sheet or disclosed in the notes to the Unaudited Nextel Financial Statements, in each case included in the Nextel 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2004, since such date, neither Nextel nor any of the Nextel Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

      4.17 Environmental Liability. There are no pending or, to the knowledge of Nextel, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Nextel or any of the Nextel Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation, permit or ordinance including CERCLA, which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel. To the knowledge of Nextel, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel. Neither Nextel nor any of the Nextel Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nextel.

      4.18 State Takeover Laws. The Nextel Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, and, to the knowledge of Nextel, there are no other Takeover Statutes.

      4.19 Reorganization. As of the date of this Agreement, Nextel is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

      4.20 Opinions. Prior to the execution of this Agreement, Nextel has received an opinion from each of Lazard Freres & Co. LLC, Goldman, Sachs & Co. and JP Morgan Securities Inc., copies of which have been or will promptly be provided to Sprint, to the effect that as of the date thereof and based upon and subject to the matters set forth therein the Merger Consideration to be paid to holders of Nextel Class A Common Stock is fair from a financial point of view to such holders. Such opinions have not been amended or rescinded as of the date of this Agreement.

      4.21 Nextel Information. The information relating to Nextel and the Nextel Subsidiaries that is provided by Nextel or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Sprint or any of the Sprint Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      4.22 Affiliate Transactions. As of the date hereof, there are no transactions, contracts, arrangements, commitments or understandings between Nextel or any of the Nextel Subsidiaries, on the one hand, and any of Nextel's affiliates (other than wholly owned Nextel Subsidiaries), on the other hand, that would be required to be disclosed by Nextel under Item 404 of Regulation S-K under the Securities Act (the "Nextel S-K 404 Arrangements").

              ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 Conduct of Businesses Prior to the Effective Time. (a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement and except as specifically set forth in the Sprint Disclosure Schedule and the Nextel Disclosure Schedule, as applicable (in each case subject to Section 6.1(c)), each of Sprint and Nextel will, and will cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Sprint or Nextel to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity (other than approvals relating to Taxes, which are governed by Section 6.1(c)) required for the transactions contemplated hereby or the ILEC Separation or to consummate the transactions contemplated hereby or thereby.

         (b) Prior to the Effective Time, and subject to the last sentence of
Section 1.4(g), Sprint and Nextel will use their reasonable best efforts to take such actions as are necessary, proper or advisable in order to effect the ILEC Separation in accordance with Section 6.1(c) and the basic principles set forth on Exhibit E, and such other terms and conditions to which Sprint and Nextel may agree, as expeditiously as possible after the Effective Time, including providing such information as may be reasonably requested by the other and making such regulatory filings as may be required as promptly as reasonably practicable after the date hereof (including, if applicable, prior to the time that definitive documentation is completed as to state or other filings that are not dependent on the existence of such documentation). Notwithstanding any other provision hereof, the completion of the ILEC Separation will not be a condition precedent to the completion of the Merger and any references to "the transactions contemplated by this Agreement" (and any variation thereof) will not be deemed to include the ILEC Separation for any purpose. Nothing in Sections 5.2(b) through (p) or Sections 5.3(b) through (p) will prohibit any action contemplated by this Section 5.1(b), so long as such action would not reasonably be expected to materially adversely affect the value of the transactions contemplated hereby to the Resulting Company.

      5.2 Sprint Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Sprint Disclosure Schedule (subject to Section 6.1(c)) and except as required by Law or as expressly contemplated or permitted by this Agreement, Sprint will not, and will not permit any of the Sprint Subsidiaries to, without the prior written consent of
Nextel:

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than (i) indebtedness incurred to refinance existing indebtedness, (ii) pursuant to its existing revolving credit facility or accounts receivable asset securitization facilities (or any renewal or refinancing thereof), and (iii) indebtedness of Sprint or any of the wholly owned Sprint Subsidiaries to Sprint or any of the wholly owned Sprint Subsidiaries or between wholly owned Sprint Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (other than (A) employee loans or advances made in the ordinary course of business consistent with past practice and (B) loans or advances made between Sprint and any of the wholly owned Sprint Subsidiaries or between wholly owned Sprint Subsidiaries);

         (b) adjust, split, combine or reclassify any of Sprint's capital stock;

         (c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly owned Sprint Subsidiaries to Sprint or to any of its wholly owned Subsidiaries, (ii) dividends paid on Sprint Preferred Stock outstanding on the date hereof or any Sprint Preferred Stock issued under the Sprint Rights Agreement, in each case in accordance with the certificate of designation for such Sprint Preferred Stock, (iii) regular quarterly dividends with respect to shares of Sprint Common Stock not to exceed $0.125 per share per quarter, and (iv) the forfeiture or satisfaction of Sprint Stock-Based Awards, the acceptance of shares of Sprint Common Stock as payment for the exercise price of Sprint Stock Options or for withholding taxes incurred in connection with the exercise of Sprint Stock Options or the vesting or satisfaction of Sprint Stock-Based Awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

         (d) grant any stock appreciation right or any right to acquire any shares of its capital stock, other than (i) pursuant to the Sprint Rights Agreement, (ii) grants in connection with regular stock option grants or other stock-based awards under Sprint Stock Plans by Sprint to its or the Sprint Subsidiaries' employees, grants to newly-hired employees of Sprint and the Sprint Subsidiaries or grants in connection with promotions of employees of Sprint and the Sprint Subsidiaries, in each case consistent with past practice under the Sprint Stock Plans, (iii) pursuant to the Sprint SPP, the Sprint Automatic Dividend Reinvestment Plan or the Sprint Retirement Savings Plans, each as in effect on the date hereof, and (iv) pursuant to employment agreements with Sprint as in effect on the date hereof;

         (e) issue any additional shares of capital stock, any Sprint Voting Debt or any securities convertible into or exchangeable for, or any warrants or options to acquire, any such shares or Sprint Voting Debt, except (i) pursuant to the exercise of Sprint Stock Options or the satisfaction of any Sprint Stock-Based Awards, in each case, outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement, (ii) pursuant to the Sprint Rights Agreement, (iii) pursuant to the Sprint SPP, the Sprint Automatic Dividend Reinvestment Plans or the Sprint Retirement Savings Plan, each as in effect on the date hereof, (iv) upon the conversion of convertible securities (including conversion of the Sprint Series 2 Common Stock into Sprint Series 1 Common Stock in accordance with its terms) outstanding as of the date of this Agreement, or (v) for issuances by a wholly owned Sprint Subsidiary of capital stock to such Subsidiary's parent or another wholly owned Sprint Subsidiary;

         (f) notwithstanding any other provision hereof, increase, decrease, change or exchange any Sprint Preferred Stock or Sprint Series 2 Common Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, in each case other than as required by the terms thereof as in effect on the date of this Agreement;

         (g) other than in the ordinary course of business consistent with past practice, or as required to comply with applicable Law or a Sprint Benefit Plan as in effect on the date hereof or collective bargaining or similar labor union or other agreement the existence of which does not breach this Agreement, (i) increase the wages, salaries, compensation, bonus, pension or other benefits or perquisites payable to any officer or employee, (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any officer or employee, (iii) pay any bonus, (iv) adopt, enter into, terminate or amend in any material respect any Sprint Benefit Plan or any collective bargaining or similar labor union agreement, other than the entry into of employment agreements with newly hired or promoted non-executive employees and the renewal or replacement of collective bargaining or similar agreements with respect to employees of the ILEC Business, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date hereof, enter into any Sprint S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, or (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Sprint Benefit Plan; provided, however that in no event may any such acceleration of vesting, lapse of restrictions or funding be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement unless required to comply with applicable Law;

         (h) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Sprint and the Sprint Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than Sprint or a Sprint Subsidiary, or cancel, release or assign to any such Person any indebtedness or any claims held by Sprint or any Sprint Subsidiary, in each case that is material to Sprint and the Sprint Subsidiaries, taken as a whole, other than (i) in the ordinary course of business consistent with past practice or (ii) Liens pursuant to accounts receivable asset securitization facilities (or any renewal of any thereof);

         (i) enter into any new line of business that is material to Sprint and the Sprint Subsidiaries, taken as a whole;

         (j) make any acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly owned Subsidiaries, (ii) acquisitions of assets used in the operations of Sprint and its Subsidiaries in the ordinary course of business, or (iii) acquisitions or investments not in excess of the amounts set forth in Section 5.2(j) of the Sprint Disclosure Schedule;

         (k) amend its Articles of Incorporation or Bylaws or similar organizational documents, or amend (other than to delay any "distribution date" as defined therein), or redeem the rights issued under, the Sprint Rights Agreement, or otherwise take any action to exempt any Person (other than Nextel or the Nextel Subsidiaries), or any action taken by any such Person, from the Sprint Rights Agreement or any Takeover Statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

         (l) settle any material claim, action or proceeding, except (i) in the ordinary course of business or (ii) settlements to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of September 30, 2004 in accordance with GAAP;

         (m) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law;

         (n) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

         (o) other than in the ordinary course of business and other than the renewal or refinancing of existing credit facilities or other indebtedness, amend in any material respect, waive any of its material rights under, or enter into any contract or binding agreement that would be a Sprint Contract; or

         (p) agree or commit to take any of the actions prohibited by this
Section 5.2.

      5.3 Nextel Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Nextel Disclosure Schedule (subject to Section 6.1(c)) and except as required by Law or as expressly contemplated or permitted by this Agreement, Nextel will not, and will not permit any of the Nextel Subsidiaries to, without the prior written consent of
Sprint:

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than (i) indebtedness incurred to refinance existing indebtedness, (ii) pursuant to its existing revolving credit facility (or any renewal or refinancing thereof), and (iii) indebtedness of Nextel or any of the wholly owned Nextel Subsidiaries to Nextel or any of the wholly owned Nextel Subsidiaries or between wholly owned Nextel Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (other than (A) employee loans or advances made in the ordinary course of business consistent with past practice and (B) loans or advances made between Nextel and any of the wholly owned Nextel Subsidiaries or between wholly owned Nextel Subsidiaries);

         (b) adjust, split, combine or reclassify any of Nextel's capital stock;

         (c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly owned Nextel Subsidiaries to Nextel or to any of its wholly owned Subsidiaries, (ii) dividends paid on, or conversion of, Nextel Preferred Stock outstanding on the date hereof in accordance with the certificate of designation for such Nextel Preferred Stock, and (iii) the forfeiture or satisfaction of Nextel Stock-Based Awards, the acceptance of shares of Nextel Common Stock as payment for the exercise price of Nextel Stock Options or for withholding taxes incurred in connection with the exercise of Nextel Stock Options or the vesting or satisfaction of Nextel Stock-Based Awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

         (d) grant any stock appreciation right or any right to acquire any shares of its capital stock, other than (i) grants in connection with regular stock option grants or other stock-based awards under Nextel Benefit Plans by Nextel to its or the Nextel Subsidiaries' employees, grants to newly-hired employees of Nextel and the Nextel Subsidiaries or grants in connection with promotions of employees of Nextel and the Nextel Subsidiaries, in each case consistent with past practice under the Nextel Stock Plans, (ii) pursuant to the Nextel SPP or the Nextel Direct Stock Purchase Plan, each as in effect on the date hereof, and (iii) pursuant to employment agreements with Nextel as in effect on the date hereof;

         (e) issue any additional shares of capital stock, any Nextel Voting Debt or any securities convertible into or exchangeable for, or any warrants or options to acquire, any such shares or Nextel Voting Debt, except (i) pursuant to the exercise of Nextel Stock Options or the satisfaction of any Nextel Stock-Based Awards, in each case, outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement, (ii) pursuant to the Nextel SPP or the Nextel Direct Stock Purchase Plan, each as in effect on the date hereof, (iii) upon the conversion of convertible securities outstanding as of the date of this Agreement, or (iv) for issuances by a wholly owned Nextel Subsidiary of capital stock to such Subsidiary's parent or another wholly owned Nextel Subsidiary;

         (f) notwithstanding any other provision hereof, increase, decrease, change or exchange any Nextel Preferred Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, in each case other than as required by the terms thereof as in effect on the date of this Agreement;

         (g) other than in the ordinary course of business consistent with past practice, or as required to comply with applicable Law or a Nextel Benefit Plan as in effect on the date hereof or collective bargaining or similar labor union or other agreement the existence of which does not breach this Agreement, (i) increase the wages, salaries, compensation, bonus, pension, or other benefits or perquisites payable to any officer or employee, (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any officer or employee, (iii) pay any bonus, (iv) adopt, enter into, terminate or amend in any material respect any Nextel Benefit Plan or any collective bargaining or similar labor union agreement, other than the entry into of employment agreements with newly hired or promoted non-executive employees, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date hereof, enter into any Nextel S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, or (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Nextel Benefit Plan; provided, however, that in no event may any such acceleration of vesting, lapse of restrictions or funding be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement unless required to comply with applicable Law;

         (h) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Nextel and the Nextel Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than Nextel or a Nextel Subsidiary, or cancel, release or assign to any such Person any indebtedness or any claims held by Nextel or any Nextel Subsidiary, in each case that is material to Sprint and the Sprint Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

         (i) enter into any new line of business that is material to Nextel and the Nextel Subsidiaries, taken as a whole;

         (j) make any acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly owned Subsidiaries, (ii) acquisitions of assets used in the operations of Nextel and its Subsidiaries in the ordinary course of business, or (iii) acquisitions or investments not in excess of the amounts set forth in Section 5.3(j) of the Nextel Disclosure Schedule;

         (k) amend its Certificate of Incorporation or Bylaws or similar organizational documents, or otherwise take any action to exempt any Person (other than Sprint or the Sprint Subsidiaries), or any action taken by any Person, from any Takeover Statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

         (l) settle any material claim, action or proceeding, except (i) in the ordinary course of business or (ii) settlements to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of September 30, 2004 in accordance with GAAP;

         (m) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law;

         (n) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

         (o) other than in the ordinary course of business and other than the renewal or refinancing of existing credit facilities or other indebtedness, amend in any material respect, waive any of its material rights under, or enter into any contract or binding agreement that would be a Nextel Contract; or

         (p) agree or commit to take any of the actions prohibited by this
Section 5.3.

      5.4 Control of Other Party's Business. Nothing contained in this Agreement will give Nextel, directly or indirectly, the right to control or direct Sprint's operations prior to the Effective Time. Nothing contained in this Agreement will give Sprint, directly or indirectly, the right to control or direct Nextel's operations prior to the Effective Time. Prior to the Effective Time, each of Nextel and Sprint will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Sprint or Nextel in violation of any rule, regulation or policy of the FCC or the Communications Act.

Notwithstanding anything to the contrary in this Agreement, Sprint will not have any right or power to direct or cause the direction of the management and policies of Nextel Partners, Inc. ("Nextel Partners"), nor will Sprint have any right to direct or influence the voting or disposition of the shares of Class B Common Stock of Nextel Partners held by Nextel or the exercise of any existing Nextel contractual rights to acquire shares of Class A Common Stock of Nextel Partners.

                        ARTICLE VI ADDITIONAL AGREEMENTS

      6.1 Regulatory and Tax Matters. (a) Nextel and Sprint will promptly prepare and file with the SEC the Joint Proxy Statement and Form S-4 in which the Joint Proxy Statement will be included as a prospectus and any amendments or supplements thereto. Each of Nextel and Sprint will use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of Sprint and Nextel will thereafter mail or deliver the Joint Proxy Statement to its respective stockholders. Each party will also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and each party will furnish all information concerning such party and the holders of its capital stock as may be reasonably requested in connection with any such action. The parties will promptly provide copies to and consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy Statement and promptly advise the other party of any oral comments received from the SEC.

(b) Without limiting Section 6.4, the parties will cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Sprint and Nextel will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable Law relating to the exchange of information, all the information relating to Sprint or Nextel, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

         (c) Subject to the last sentence of Section 1.4(g), the parties will cooperate with each other and use their respective reasonable best efforts to cause (i) the Merger to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and (ii) the ILEC Separation to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as tax-free under Sections 355 and 361 (including Sections 355(e) and 361(c)(2)(B)) of the Code (the qualifications referred to in clauses (i) and (ii), the "Intended Tax Treatment"), including (A) not taking any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (B) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment (x) that it determines in good faith materially adversely affects the value of the transactions contemplated hereby to such party or its stockholders or (y) after the date of the Sprint Stockholders Meeting or the Nextel Stockholders Meeting, as applicable, which under applicable Law expressly requires the further approval of its stockholders), (C) using their respective reasonable best efforts to obtain a ruling from the IRS confirming the Intended Tax Treatment with respect to the ILEC Separation, and (D) using their respective reasonable best efforts to obtain the opinions referred to in Sections 7.2(c) and 7.3(c), including by executing customary letters of representation. For tax purposes, each of Sprint, Nextel and Merger Sub will report the Merger in a manner consistent with Section
1.9. It is understood and agreed that the parties' right to take any action disclosed in Section 5.1, 5.2 or 5.3 of the Sprint Disclosure Schedule or the Nextel Disclosure Schedule will be subject to and subordinate to the parties' respective obligations under this Section 6.1(c).

         (d) Each of Nextel and Sprint will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Nextel, Sprint or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement or the ILEC Separation.

         (e) Each of Nextel and Sprint will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Merger and the other transactions contemplated by this Agreement or the ILEC Separation.

      6.2 Access to Information. (a) Upon reasonable notice and subject to applicable Law relating to the exchange of information, each of Sprint and Nextel will, and will cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each party will, and will cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to providers of telecommunications (other than reports or documents that such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Notwithstanding the foregoing, neither Sprint nor Nextel nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business. The parties will use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

         (b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Mutual Nondisclosure Agreement, dated November 28, 2004, between Sprint and Nextel, as amended from time to time (the "Confidentiality Agreement").

         (c) No investigation by either of the parties or their respective representatives will affect the representations and warranties of the other set forth in this Agreement.

      6.3 Stockholder Approvals. Each of Sprint and Nextel will duly call, convene and hold a meeting of its stockholders to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Sprint Stockholder Approval and the Nextel Stockholder Approval, and each will use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to Sections 6.11 and 8.1, the Board of Directors of each of Sprint and Nextel will use its reasonable best efforts to obtain from its respective stockholders the Sprint Stockholder Approval and Nextel Stockholder Approval.

      6.4 Legal Conditions to Merger. (a) Each of Nextel and Sprint will, and will cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Sprint or Nextel or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. In addition, each of Nextel and Sprint will, if required by any Governmental Entity whose consent, authorization, order, approval or exemption is required in order to satisfy the condition set forth in Section 7.1(c), (i) sell, hold separate or otherwise dispose of assets of such party or its Subsidiaries or conduct its business in a specified manner, (ii) agree to sell, hold separate or otherwise dispose of assets of such party or its Subsidiaries or conduct its business in a specified manner, or (iii) permit assets of such party or its Subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner; provided, however, that nothing in this Agreement will require, or be deemed to require, the parties to this Agreement to agree to or effect any divestiture or take any other action if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sprint or Nextel.

         (b) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.1 or 6.4(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law or legal obligation or requirement, or if any statute, rule, regulation or Injunction is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Sprint and Nextel will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment, Injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation or Injunction repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4(b) will limit either Sprint's or Nextel's right to terminate this Agreement pursuant to Article VIII so long as such party has up to the date of termination complied with its obligations under this Section 6.4.

         (c) Each party hereto and its respective Board of Directors will, if any Takeover Statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute on this Agreement, the Merger and the other transactions contemplated hereby.

         (d) Immediately following the execution of this Agreement, Sprint will adopt this Agreement as the sole stockholder of Merger Sub.

      6.5 Affiliates. Nextel will use its reasonable best efforts to cause each director, executive officer and other Person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Nextel to deliver to Sprint, as soon as practicable after the date of this Agreement, and prior to the date of the Nextel Stockholders Meeting, a written agreement, in the form of Exhibit F.

      6.6 Listing. Sprint will use its reasonable best efforts to cause the shares of Sprint Series 1 Common Stock to be issued in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.


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
      6.7 Employee Matters. (a) From and after the Effective Time, the Sprint Benefit Plans and the Nextel Benefit Plans in effect at the Effective Time will remain in effect (except as provided in Section 1.5(b)) with respect to employees and former employees of Sprint or Nextel and their Subsidiaries (the "Covered Employees"), as applicable, covered by such plans at the Effective Time, until such time as the Resulting Company otherwise determines, subject to applicable Law and the terms of such plans. Prior to the Closing Date, Sprint and Nextel will cooperate in reviewing, evaluating and analyzing the Sprint Benefit Plans and the Nextel Benefit Plans with a view towards developing appropriate employee benefits and compensation plans, programs and arrangements ("Benefit Plans") for Covered Employees. It is the intention of Sprint and Nextel, to the extent permitted by applicable Law, for the Resulting Company to develop Benefit Plans as soon as reasonably practicable after the Effective Time which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and
(ii) do not discriminate between Covered Employees who were covered by Sprint Benefit Plans, on the one hand, and those covered by Nextel Benefit Plans on the other, at the Effective Time. It is the current intention of Sprint and Nextel that, for one year following the Effective Time, the Resulting Company will provide employee benefits under Benefit Plans to Covered Employees that are substantially equivalent in the aggregate to those provided to such Persons pursuant to the Sprint Benefit Plans or Nextel Benefit Plans, as applicable, in effect at the Effective Time. Nothing herein will prohibit any changes to the Benefit Plans that may be (1) required to comply with applicable Law (including any applicable qualification requirements of Section 401(a) of the Code) or (2) required for Sprint to provide for or permit investment in its securities. Notwithstanding the above and for the avoidance of doubt, no change may be made to any Sprint Benefit Plan or Nextel Benefit Plan, including employment, severance, retention, change of control and equity compensation agreements and arrangements, which would be prohibited under the terms of such Sprint Benefit Plan or Nextel Benefit Plan in the absence of the consent of the person to whom such Sprint Benefit Plan or Nextel Benefit Plan provides, or may provide, payments or benefits, unless and until such consent is obtained.

      (b) With respect to the Benefit Plans, the Resulting Company will (i) provide all of the Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan or retiree medical or other welfare plan or as would otherwise result in a duplication of benefits), under any Benefit Plan adopted, maintained or contributed to by the Resulting Company in which Covered Employees are eligible to participate, for all periods of employment with Sprint or Nextel or any of their respective Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare Benefit Plans of the Resulting Company to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee's current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the

Effective Time (or commencement of participation in any Benefit Plan of the Resulting Company) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in such Benefit Plan).

      (c) From and after the Effective Time, the Resulting Company will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Sprint and Nextel and their respective Subsidiaries under the Sprint Benefit Plans or Nextel Benefit Plans, as applicable, to the extent accrued and vested as of the Effective Time.

      (d) Nothing in this Section 6.7 will prohibit the Resulting Company from amending, modifying or terminating any Sprint Benefit Plan or Nextel Benefit Plan pursuant to, and in accordance with, the terms thereof.

      (e) At the Effective Time, Sprint will assume the employment agreement referred to in Section 6.7(e) of the Nextel Disclosure Schedule.

      6.8 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Sprint will indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Nextel or any of the Nextel Subsidiaries or who is or was serving at the request of Nextel or any of the Nextel Subsidiaries as a director or officer of another Person (the "Nextel Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Nextel Indemnified Party), judgments, fines and, subject to approval by Sprint, amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Nextel Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of Nextel or any of the Nextel Subsidiaries or is or was serving at the request of Nextel or any of the Nextel Subsidiaries as a director or officer of another Person or is named as a director of the Resulting Company in the Form S-4 or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time.

      (b) Sprint will cause to be maintained in effect for a period of six years from the Effective Time the directors' and officers' liability insurance policy maintained at the Effective Time by Nextel (provided that Sprint may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than any such policy), with respect to claims arising from facts, events, acts or omissions occurring prior to the Effective Time; provided, however, that in no event will Sprint be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by Nextel for such insurance (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be


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
obtained at an annual premium in excess of the Maximum Premium, Sprint will cause to be maintained the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

      (c) The provisions of this Section 6.8 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Nextel Indemnified Party and his or her heirs and representatives. Sprint will pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Nextel Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.8 (subject to reimbursement if the Nextel Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.8(a)).

      (d) If Sprint or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Sprint, as the case may be, will assume the obligations set forth in this Section 6.8.

      6.9 Advice of Changes. Each of Nextel and Sprint will promptly advise the other of any change or event (i) having or reasonably expected to result in a Material Adverse Effect on Nextel or a Material Adverse Effect on Sprint, as the case may be, or (ii) that it believes results or would be reasonably expected to result in a failure of any condition set forth in Section 7.2(a), 7.2(b), 7.3(a) or 7.3(b); provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, however, that a failure to comply with this
Section 6.9 will not constitute the failure of any condition set forth in
Article VII to be satisfied unless the underlying Material Adverse Effect or breach would independently result in the failure of a condition set forth in
Article VII to be satisfied.

      6.10 Exemption from Liability Under Section 16(b). Nextel and Sprint agree that, in order to most effectively compensate and retain Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Insiders be relieved of the risk of liability under
Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Nextel Common Stock, Nextel Stock Options, Nextel Stock-Based Awards into shares of Sprint Series 1 Common Stock and Nextel Rollover Options and other awards denominated in shares of Sprint Series 1 Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.10. Following the delivery to Sprint of the Section 16 Information (as defined below) in a timely fashion, the Sprint Board, or a committee of "Non-Employee Directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Insiders of Sprint Series 1 Common Stock in exchange for or satisfaction of shares of Nextel Common Stock or Nextel Stock-Based Awards, and of Nextel Rollover Options upon conversion of Nextel Stock


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
Options, in each case, pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" will mean information accurate in all material respects regarding Insiders, the number of shares of Nextel Common Stock held by each such Insider and expected to be exchanged for Sprint Series 1 Common Stock in the Merger, and the number and description of Nextel Stock Options and Nextel Stock-Based Awards held by each such Insider and expected to be converted into Nextel Rollover Options and exchanged for Sprint Series 1 Common Stock or awards denominated therein in connection with the Merger; provided, however, that the requirement for a description of any Nextel Stock Options and Nextel Stock-Based Awards will be deemed to be satisfied if copies of all Nextel Stock Plans and other Nextel Benefit Plans, and forms of agreements evidencing grants thereunder, under which such Nextel Stock Options and Nextel Stock-Based Awards, respectively, have been granted to Insiders, have been made available to Sprint. "Insiders" will mean those officers and directors of Nextel who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      6.11 No Solicitation. (a) Sprint will not, and will cause the Sprint Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of Sprint or any Sprint Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Sprint or any of the Sprint Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined in paragraph (c) below) (any of the foregoing inquiries or proposals being referred to herein as a "Sprint Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

      (b) Nextel will not, and will cause the Nextel Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of Nextel or any Nextel Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Nextel or any of the Nextel Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as a "Nextel Acquisition Proposal" and, with a Sprint Acquisition Proposal, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

      (c) As used in this Agreement, "Alternative Transaction" means, with respect to Nextel or Sprint, as the case may be (for this purpose, the "Target Party"), any of (i) a transaction pursuant to which any third Person (or group of Persons) other than the other party to this Agreement (the "Non-Target Party") or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Target Party or of the outstanding voting power of the Target Party, whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Target Party (other than the Merger) or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Target Party or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any third Person (or group of Persons) other than the Non-Target Party or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing more than 20% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that no transaction involving the acquisition of capital stock or assets of Nextel Partners by Nextel, or of any third party provider of Sprint wireless services or of a Sprint Subsidiary by Sprint, will be deemed to be an Alternative Transaction.

      (d) The Target Party will notify the Non-Target Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that informs the Board of Directors of the Target Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the Non-Target Party will be made orally and in writing and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Target Party will (i) keep the Non-Target Party fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request and (ii) provide to the Non-Target Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Target Party from any third party in connection with any Acquisition Proposal or sent or provided by the Target Party to any third party in connection with any Acquisition Proposal.


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
      (e) Notwithstanding anything to the contrary in this Section 6.11, at any time prior to obtaining the Sprint Stockholder Approval or the Nextel Stockholder Approval, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal which did not result from a breach of Section 6.11(a) or 6.11(b), as applicable, if the Target Party's Board of Directors (the "Target Board") has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal, (ii) provided prior or contemporaneous notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person, and (iii) obtained from such Person an executed confidentiality agreement containing terms with respect to confidentiality that are determined by the Target Party to be substantially similar to and not less favorable to the Target Party in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement). The Target Party will provide the Non-Target Party with all information regarding the Target Party with which the Non-Target Party has not previously been provided that is provided to any Person making any such Acquisition Proposal.

      (f) As used in this Agreement, "Superior Proposal" means a bona fide written proposal or offer made by a third Person (or group of Persons) to consummate any of the following transactions: (i) a merger, share exchange, consolidation, business combination or other similar transaction involving the Target Party pursuant to which the stockholders of the Target Party immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, and less than 50% of the outstanding voting power of, the Target Party or the parent entity resulting from any such transaction immediately upon consummation thereof, (ii) the acquisition by any third Person or group of Persons (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Target Party), directly or indirectly, of ownership of more than 50% of the outstanding shares of common stock of, and more than 50% of the outstanding voting power of, the Target Party, or (iii) the acquisition by any third Person (or group of Persons) of more than 50% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case that the Target Board determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) to be more favorable from a financial point of view to the Target Party stockholders than the Merger, taking into account all relevant factors.

      (g) Except as permitted by this Section 6.11(g), neither the Target Board nor any committee thereof will (A) withdraw or modify in a manner adverse to the Non-Target Party the recommendation by the Target Board, or any such committee, of this Agreement and the Merger (in the case of Nextel) or the Charter Amendment and the NYSE Stock Issuance (in the case of Sprint), (B) recommend the approval or adoption of any Acquisition Proposal, or (C) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 6.11(g) being referred to herein as an "Adverse Recommendation Change") or approve, adopt or recommend, or cause or permit the Target Party to enter into, any letter of intent, agreement or obligation with respect to, any Alternative Transaction (other than a confidentiality agreement as referred to in Section 6.11(e)). Notwithstanding anything to the contrary in this Section 6.11, if, at any time prior to obtaining the Sprint Stockholder Approval or the Nextel Stockholder Approval, as applicable, (i) the Target Board, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel and financial advisor or advisors, that to do otherwise would be inconsistent with its fiduciary duties under applicable Law, then the Target Board may make an Adverse Recommendation Change and (ii) the Target Board may terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i), if applicable; provided, however, that in the case of clause (ii), the Target Board may only terminate this Agreement pursuant to such applicable section if (A) the Target Party has provided written notice to the Non-Target Party (a "Notice of Superior Proposal") advising the Non-Target Party that the Target Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that the Target Board intends to consider whether to terminate this Agreement pursuant to such applicable section and (B) the Non-Target Party has not, within three business days of the Non-Target Party's receipt of the Notice of Superior Proposal, made an offer that the Target Board determines (after consultation with its outside legal counsel and its financial advisor or advisors) at a meeting of the Target Board held for such purpose to be at least as favorable from a financial point of view to the Target Party's stockholders as such Superior Proposal. The Target Party will not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so, except as permitted herein.

      (h) Nothing contained in this Section 6.11 will prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act. Notwithstanding any other provision hereof, no disclosure that the Sprint Board or the Nextel Board may determine (after consultation with counsel) that it or Sprint or Nextel, as applicable, is required to make under applicable Law will constitute a violation of this Agreement.

      (i) Each of Sprint and Nextel and their respective Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party) conducted heretofore with respect to any Alternative Transaction, and will use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Each of Sprint and Nextel will, as soon as practicable after the date hereof, take all steps necessary to terminate any approval that may have been heretofore given under any provisions of any standstill or similar agreements authorizing any Person to make an Acquisition Proposal.


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
      (j) It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries, at the direction or with the consent of such party or any of its Subsidiaries, will be deemed to be a breach of this
Section 6.11 by such party.

      6.12 800MHz Rebanding. (a) From and after the Effective Time, the Surviving Company will assume and honor all obligations accepted by Nextel pursuant to the FCC's 800 MHz rebanding proceeding, Improving Public Safety in the 800 MHz Band, Report and Order, Fourth Memorandum Opinion and Order, and Order, 33 CR 457, WT Docket No. 02-55 (rel. August 6, 2004) (the "Consensus Plan").

      (b) Nextel will keep Sprint apprised of all material developments with respect to matters relating to the Consensus Plan, and will provide Sprint with copies of all material correspondence, filings and written communications between Nextel and any third party or Governmental Entity relating to the Consensus Plan, including with respect to any proposed modifications to the Consensus Plan.

                        ARTICLE VII CONDITIONS PRECEDENT

      7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:


      (a) Stockholder Approvals. The approval of the holders of capital stock of Nextel and Sprint required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained, and the Amended and Restated Articles of Incorporation of Sprint in the form attached as Exhibit B shall have been duly filed with the Secretary of State of the State of Kansas.

      (b) Listing. The shares of Sprint Series 1 Common Stock to be issued to holders of Nextel Class A Common Stock shall have been authorized for listing on the NYSE, subject to official notice of issuance.

      (c) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) the authorization required to be obtained from the FCC for the consummation of the Merger shall have been obtained, and (iii) all approvals, if any, required to be obtained (A) with or from any state public service or public utility commissions or similar state regulatory bodies or (B) under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, in the case of this clause (iii), the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to (y) materially impair the parties' ability to achieve the overall benefits expected, as of the date hereof, to be realized from the transactions contemplated by this Agreement or (z) provide a reasonable basis to conclude that Sprint or Nextel or their respective directors or officers would be subject to the risk of criminal liability.

      (d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

      (e) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

      7.2 Conditions to Obligations of Nextel. The obligation of Nextel to effect the Nextel Merger is also subject to the satisfaction, or waiver by Nextel, at or prior to the Effective Time of the following conditions:

      (a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 3.2(a) and (b), Sections 3.3(a) and (b) and Section 3.18) of Sprint set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect on Sprint, and (ii) the representations and warranties of Sprint set forth in Sections 3.2(a) and (b), Sections 3.3(a) and (b) and Section 3.18 shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and Nextel shall have received a certificate signed on behalf of Sprint by the Chief Executive Officer or the Chief Financial Officer of Sprint to the foregoing effects.

      (b) Performance of Obligations of Sprint. Sprint shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Nextel shall have received a certificate signed on behalf of Sprint by the Chief Executive Officer or the Chief Financial Officer of Sprint to such effect.

      (c) Nextel Tax Opinion. Nextel shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP in form and substance reasonably satisfactory to Nextel, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a "reorganization" under Section 368(a) of the Code, and (ii) each of Sprint, Merger Sub and Nextel will be a "party to the


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
reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such advisor shall be entitled to rely upon customary representations of officers of Sprint, Nextel and Merger Sub.

      7.3 Conditions to Obligations of Sprint. The obligation of Sprint to effect the Sprint Merger is also subject to the satisfaction, or waiver by Sprint, at or prior to the Effective Time, of the following conditions:


         (a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 4.2(a) and (b), Sections 4.3(a) and (b) and Section 4.18) of Nextel set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect on Nextel, and (ii) the representations and warranties of Nextel set forth in Sections 4.2(a) and (b), Sections 4.3(a) and (b) and Section 4.18 shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and Sprint shall have received a certificate signed on behalf of Nextel by the Chief Executive Officer or the Chief Financial Officer of Nextel to the foregoing effects.

         (b) Performance of Obligations of Nextel. Nextel shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sprint shall have received a certificate signed on behalf of Nextel by the Chief Executive Officer or the Chief Financial Officer of Nextel to such effect.

         (c) Sprint Tax Opinion. Sprint shall have received an opinion of Cravath, Swaine & Moore LLP in form and substance reasonably satisfactory to Sprint, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a "reorganization" under
Section 368(a) of the Code, and (ii) that each of Sprint, Merger Sub and Nextel will be a "party to the reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such advisor shall be entitled to rely upon customary representations of officers of Sprint, Nextel and Merger Sub.

                     ARTICLE VIII TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Sprint or Nextel, by action taken or authorized by the Board of Directors of the terminating party or parties:


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
      (a) by mutual consent of Sprint and Nextel in a written instrument, if the Board of Directors of each so determines;

      (b) by either the Sprint Board or the Nextel Board if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 8.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

      (c) by either the Sprint Board or the Nextel Board if the Sprint Stockholder Approval shall not have been obtained at a Sprint Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

      (d) by either the Sprint Board or the Nextel Board if the Nextel Stockholder Approval shall not have been obtained at a Nextel Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

      (e) by either the Sprint Board or the Nextel Board if the Merger shall not have been consummated on or before December 31, 2005; provided, however, that if the condition set forth in Section 7.1(c) has not been satisfied as of the third business day prior to such date, such date may be extended from time to time by either Sprint or Nextel one or more times to a date not beyond June 30, 2006 so long as all other conditions are satisfied or shall be capable of being satisfied at the time of each such extension; provided, further, however, that no party may terminate this Agreement pursuant to this Section 8.1(e) if such party's breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by such date;

      (f) by the Sprint Board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Nextel, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b) and which is not cured within 45 days following written notice to Nextel or by its nature or timing cannot be cured within such time period;

      (g) by the Nextel Board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Sprint, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b) and which is not cured within 45 days following written notice to Sprint or by its nature or timing cannot be cured within such time period;

      (h) by the Sprint Board, at anytime prior to obtaining Sprint Stockholder Approval, in order to accept a Superior Proposal offered to Sprint; provided that in order for the termination of this Agreement pursuant to this subsection
(h) to be effected,


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
Sprint shall have complied with the provisions of Section 6.11(a) (subject to the first sentence of Section 6.11(e)), Section 6.11(g) and Section 9.3(c) (including the payment of the Termination Fee);

      (i) by the Nextel Board, at anytime prior to obtaining Nextel Stockholder Approval, in order to accept a Superior Proposal offered to Nextel; provided that in order for the termination of this Agreement pursuant to this subsection
(i) to be effected, Nextel shall have complied with the provisions of Section 6.11(b) (subject to the first sentence of Section 6.11(e)), Section 6.11(g) and
Section 9.3(b) (including the payment of the Termination Fee);

      (j) by the Sprint Board in the event of an Adverse Recommendation Change by Nextel; or

      (k) by the Nextel Board in the event of an Adverse Recommendation Change by Sprint.

      8.2 Effect of Termination. In the event of termination of this Agreement by either Sprint or Nextel as provided in Section 8.1, this Agreement will forthwith become void and have no effect, and none of Sprint, Nextel, any of their respective Subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement or the ILEC Separation, except that (i) Sections 6.2(b), 8.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9 and 9.10 will survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Sprint nor Nextel will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

      8.3 Amendment and Other Matters. Subject to compliance with applicable Law, this Agreement may be amended by Sprint (on behalf of itself and Merger
Sub) and Nextel, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Sprint or Nextel; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Sprint and Nextel, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Nextel Capital Stock, other than as contemplated by this Agreement, or which by applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. At the election of Sprint, any direct or indirect wholly owned entity may be substituted for Merger Sub as a constituent in the Merger. In such event, the parties will execute an appropriate amendment to this Agreement to reflect such substitution.

      8.4 Extension; Waiver. At any time prior to the Effective Time, Sprint (on behalf of itself and Merger Sub) and Nextel, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for


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
the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                         ARTICLE IX GENERAL PROVISIONS

      9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date will be no later than five business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of Sprint and Nextel (the "Closing Date").

      9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

      9.3 Fees and Expenses. (a) Except as provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC or under the HSR Act in connection with the Merger, will be borne equally by Sprint and Nextel.

      (b) In the event that this Agreement is terminated:

            (i) by Nextel pursuant to Section 8.1(i);

            (ii) (x) by Nextel or Sprint pursuant to Section 8.1(d) or (e) and
      (y) a proposal for an Alternative Transaction with respect to Nextel has been made to Nextel or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement (whether or not conditional and whether or not withdrawn) and (z) within 12 months after such termination, Nextel or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated; or

            (iii) by Sprint pursuant to Section 8.1(j) and a proposal for an Alternative Transaction with respect to Nextel has been made to Nextel or its


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
      stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement (whether or not conditional and whether or not withdrawn);

then, Nextel will pay Sprint a fee equal to $1.0 billion (the "Termination Fee"), by wire transfer of same day funds to an account designated by Sprint, in the case of termination pursuant to Section 9.3(b)(i), concurrently with such termination, in the case of termination pursuant to Section 9.3(b)(ii), upon the earlier of the consummation of such Alternative Transaction and the execution of such agreement, as applicable, and in the case of termination pursuant to
Section 9.3(b)(iii), within two business days after such termination. For purposes of Section 9.3(b)(ii)(z) and 9.3(b)(iii), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

      (c) In the event that this Agreement is terminated:

            (i) by Sprint pursuant to Section 8.1(h);

            (ii) (x) by Sprint or Nextel pursuant to Section 8.1(c) or (e) and
      (y) a proposal for an Alternative Transaction with respect to Sprint has been made to Sprint or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement (whether or not conditional and whether or not withdrawn) and (z) within 12 months after such termination, Sprint or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated; or

            (iii) by Nextel pursuant to Section 8.1(k) and a proposal for an Alternative Transaction with respect to Sprint has been made to Sprint or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement (whether or not conditional and whether or not withdrawn);

then, Sprint will pay Nextel the Termination Fee, by wire transfer of same day funds to an account designated by Nextel, in the case of termination pursuant to
Section 9.3(c)(i), concurrently with such termination, in the case of termination pursuant to Section 9.3(c)(ii), upon the earlier of the consummation of such Alternative Transaction and the execution of such agreement, as applicable, and in the case of termination pursuant to Section 9.3(c)(iii), within two business days after such termination. For purposes of Section 9.3(c)(ii)(z) and 9.3(c)(iii), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

      (d) Each party acknowledges that the agreements contained in this Section
9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 9.3, the first


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
party will pay to the other party interest on the amounts set forth in this
Section 9.3 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points.

      9.4 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

                  (a)      if to Sprint, to:

                           Sprint Corporation
                           6200 Sprint Parkway
                           Overland Park, KS 66251
                           Attention:  General Counsel
                           Facsimile:  (913) 523-7700
                           Copy to:  Corporate Secretary
                           Facsimile:  (913) 794-0144

                           with a copy to:

                           Cravath, Swaine & Moore LLP
                           825 Eighth Avenue
                           Worldwide Plaza
                           New York, NY 10019
                           Attention: Allen Finkelson
                                      Robert I. Townsend III
                           Facsimile: (212) 474-3700

                           and to:

                           King & Spalding LLP
                           191 Peachtree Street
                           Atlanta, GA 30303
                           Attention:  Michael J. Egan
                           Facsimile:  (404) 572-5146

                           and to:

                           King & Spalding LLP
                           1185 Avenue of the Americas
                           New York, NY  10036


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
                           Attention:  E. William Bates, II
                           Facsimile:  (212) 556-2222


            and

                  (b)      if to Nextel, to:

                           Nextel Communications, Inc.
                           2001 Edmund Halley Drive
                           Reston, VA 20191
                           Attention:  General Counsel
                           Facsimile:  (703) 433-4846

                           with a copy to:

                           Jones Day
                           222 East 41st Street
                           New York, NY 10017
                           Attention:  Robert A. Profusek
                                       Marilyn W. Sonnie
                           Facsimile:  (212) 755-7306

                           and to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, NY 10019
                           Attention:  Toby S. Myerson
                                       Jeffrey D. Marell
                           Facsimile:  (212) 757-3990

      9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. "Knowledge" of any Person means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter, and "business day" means any day on which banks are not required or authorized to close in the City of New York. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement


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
by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. The Sprint Disclosure Schedule and the Nextel Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the "other party" or "either party" will be deemed to refer to Sprint and Merger Sub collectively, on the one hand, and Nextel, on the other hand.

      9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

      9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

      9.8 Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

      9.9 Jurisdiction. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person's respective address set forth in Section 9.4 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.


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
      9.10 Publicity. Neither Sprint nor Nextel will, and neither Sprint nor Nextel will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the ILEC Separation without the prior consent (which consent will not be unreasonably withheld) of Nextel, in the case of a proposed announcement or statement by Sprint, or Sprint, in the case of a proposed announcement or statement by Nextel; provided, however, that either party may, without the prior consent of the other party, (i) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is or may be required by Law or by the rules and regulations of The Nasdaq Stock Market, Inc. or the NYSE and (ii) make public statements (but may not publish any press release) that are consistent with the parties' prior (but after the date of this Agreement) public disclosures regarding the transactions contemplated by this Agreement or the ILEC Separation.

      9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

      9.12 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

      9.13 Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

                  [Remainder of Page Intentionally Left Blank]


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
         IN WITNESS WHEREOF, Sprint, Merger Sub and Nextel have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        SPRINT CORPORATION

                                        By: /s/ Gary D. Forsee
                                           ------------------------------------
                                            Name: Gary D. Forsee
                                            Title: Chief Executive Officer


                                        S-N MERGER CORP.

                                        By: /s/ Gary D. Forsee
                                           ------------------------------------
                                            Name: Gary D. Forsee
                                            Title: Chief Executive Officer


                                        NEXTEL COMMUNICATIONS, INC.

                                        By: /s/ Timothy M. Donahue
                                           ------------------------------------
                                            Name: Timothy M. Donahue
                                            Title: Chief Executive Officer






                [Signature Page to Agreement and Plan of Merger]


                                       68